UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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Asbury Automotive Group, Inc.

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Asbury Automotive Group, Inc.
2905 Premiere Parkway NW, Suite 300
Duluth, GA 30097

March 17, 2015

Dear Stockholders,

On behalf of the Board of Directors and management of Asbury Automotive Group, Inc., we cordially invite you to attend our 2015 Annual Meeting of Stockholders.

As you know, an important aspect of the annual meeting process is the vote by stockholders on corporate business. The matters to be voted on are described in the notice of meeting and the proxy statement which accompany this letter. I value your vote and urge you to exercise your rights as a stockholder to vote. Whether or not you plan to attend the meeting, please read the enclosed proxy statement and complete, sign and date the enclosed proxy and return it as promptly as possible in the accompanying postage paid envelope or vote via telephone or the Internet. This will ensure that your shares are represented at the meeting.

Sincerely,

Craig T. Monaghan
President, Chief Executive Officer, and Director

YOUR VOTE IS IMPORTANT

ASBURY AUTOMOTIVE GROUP, INC.
2905 PREMIERE PARKWAY NW, SUITE 300
DULUTH, GEORGIA 30097
(770) 418-8200

NOTICE OF THE 2015 ANNUAL MEETING OF STOCKHOLDERS AND IMPORTANT NOTICE
REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON
APRIL 15, 2015

To Our Stockholders:

The 2015 Annual Meeting of Stockholders of Asbury Automotive Group, Inc. will be held at Nalley Lexus - Smyrna located at 2750 Cobb Parkway, S.E., Smyrna, Georgia 30080 on April 15, 2015, at 10:30 a.m. Eastern Time, for the purpose of considering and acting upon the following proposals:

1. election of three nominees to Class I of the Board of Directors to hold office until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified;

2. advisory approval of the compensation of our named executive officers;

3. ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

4. any other matters that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Only stockholders of record as of 5:00 p.m. Eastern Time on February 27, 2015, the record date, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting. A complete list of stockholders entitled to notice of, and to vote at, the Annual Meeting will be available for inspection by stockholders during normal business hours during the ten day period immediately prior to the Annual Meeting at our headquarters located at 2905 Premiere Parkway NW, Suite 300, Duluth, Georgia 30097, as well as at the Annual Meeting.
Your vote is important. Please complete, date and sign the enclosed proxy. Then return it promptly in the enclosed envelope, or vote via telephone or the Internet, to ensure your shares are represented at the Annual Meeting. Any proxy you give will not be used if you thereafter choose to attend and vote in person at the Annual Meeting.

This proxy statement and the Company’s 2014 Annual Report are available on the Internet at http://www.edocumentview.com/ABG

BY ORDER OF THE BOARD OF DIRECTORS,

George A. Villasana
Vice President, General Counsel and Secretary

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

ASBURY AUTOMOTIVE GROUP, INC.
2905 PREMIERE PARKWAY NW, SUITE 300
DULUTH, GEORGIA 30097

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 15, 2015

This proxy statement is furnished in connection with the solicitation of proxies by Asbury Automotive Group, Inc. (“Asbury”, the “Company”, “we”, “us” or “our”) on behalf of the Board of Directors (the “Board”) for the 2015 Annual Meeting of Stockholders (the “Annual Meeting”), and all adjournments or postponements of the Annual Meeting. The accompanying Notice of Annual Meeting of Stockholders and Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 15, 2015, this proxy statement and proxy card are first being mailed to stockholders, and made available on the Internet, on or about March 17, 2015. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 is included with these materials.

INFORMATION ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will be asked to consider and vote on the following proposals:

PROPOSAL 1. election of three nominees to Class I of the Board to hold office until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified;

PROPOSAL 2: advisory approval of the compensation of our named executive officers; and

PROPOSAL 3: ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.

The stockholders will also transact any other business that may properly come before the Annual Meeting. Representatives from our independent registered public accounting firm, Ernst & Young LLP, are expected to be present at the meeting to make a statement if they so desire and to respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the Annual Meeting is February 27, 2015. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. Attendance at the Annual Meeting will be limited to stockholders of record, their proxies, beneficial owners having evidence of ownership on the record date and our invited guests.

Our sole outstanding class of capital stock is our common stock, par value $0.01 per share. Except as otherwise required by law, or as described in this proxy statement, each holder of our common stock is entitled to one vote per share with respect to each director nominee and on each other matter submitted at the Annual Meeting. As of 5:00 p.m. Eastern Time on the record date there were 28,585,299 shares of our common stock issued and outstanding and entitled to vote on each matter to be voted upon at the Annual Meeting, which number includes 193,841 shares of unvested restricted stock entitled to voting rights and that are held by our employees.

What if my shares are held in “street name” by a broker?

If you are the beneficial owner of shares held in “street name” by a bank, broker or other nominee, such other party is the record holder of the shares and is required to vote those shares in accordance with your instructions. If you do not give instructions to the record holder, that party will only be entitled to (but not required to) vote the shares on the proposal relating to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 3). Shares that a bank, broker or other nominee is not entitled to vote with respect to any of the other proposals (the election of directors and the advisory approval of executive compensation) pursuant to the rules of the New York Stock Exchange (the “NYSE”), are sometimes called “broker non-votes.” The treatment of broker non-votes is described below under “How will broker non-votes be treated?”

How do I vote?

1. You may vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, your shares will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.

2. You may vote by telephone or on the Internet. If you are a stockholder of record (your shares are registered directly in your name with our transfer agent) you may vote by telephone or on the Internet by following the voting instructions on the proxy card. If your shares are held in “street name” by a bank, broker or other nominee, you may also be able to vote by telephone or on the Internet. Please check the voting form provided by your bank, broker or other nominee to see if it offers such options.

3. You may vote in person at the Annual Meeting. If you are a stockholder of record and attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. However, if your shares are held in the name of your bank, broker or other nominee, you will need to obtain a proxy from the institution that holds your shares indicating that you were the beneficial owner of our common stock as of the record date for the Annual Meeting. Please contact your bank, broker or other nominee holding your shares directly if you would like to obtain a proxy to vote your shares directly at the Annual Meeting. Even if you plan to attend the Annual Meeting, please complete, sign and return your proxy card, or vote via telephone or the Internet, to ensure that your shares are represented. If you attend the Annual Meeting, any votes you cast at the meeting will supersede your proxy.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of at least 14,292,651 shares, which represents a majority of the shares of common stock outstanding on the record date, will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be counted for the purpose of determining the presence of a quorum.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, the chairman of the Annual Meeting may adjourn or postpone the Annual Meeting until a quorum is present. The time and place of the adjourned or postponed Annual Meeting will be announced at the time the adjournment is taken, and, unless such adjournment or postponement is for more than 30 days, no other notice will be given. An adjournment or postponement will have no effect on the business that may be conducted at the Annual Meeting.

How will broker non-votes be treated?

If your shares are held by a bank, broker or other nominee in “street name,” that record holder will generally be prohibited from voting your shares on any matter other than with respect to the ratification of the Company’s independent registered public accounting firm, unless you inform the record holder how your shares should be voted. If you do not provide instructions to the record holder, your shares will be treated as “broker non-votes” with respect to any other proposals voted on at the Annual Meeting. Additionally, the record holder may elect not to vote your shares with respect to the proposal related to the ratification of our independent registered public accounting firm, in which case your shares would also be treated as “broker non-votes” for that proposal. All “broker non-votes” will be included for purposes of calculating the presence of a quorum at the Annual Meeting, but otherwise will be treated as shares not voted on a proposal.

How will abstentions be treated?

If you abstain from voting on a proposal, your shares will still be included for purposes of determining whether a quorum is present at the Annual Meeting. Because directors are elected by a plurality of votes, an abstention will have no effect on the outcome of the vote with respect to the election of directors. In addition, abstentions will not be treated as votes cast, and will not have an effect on the outcome of the advisory approval of the compensation of our named executive officers or the ratification of the appointment of our independent registered public accounting firm for 2015.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting by:

•	signing and properly submitting another proxy with a later date;

•	voting by telephone or the Internet;

•	giving written notice of the revocation of your proxy to the Secretary of the Company prior to the Annual Meeting; or

•	voting in person at the Annual Meeting.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•	“FOR” the election of the three nominees to Class I of the Board of Directors to hold office until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified;

•	“FOR” the advisory approval of the compensation of our named executive officers; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.

What if I return an executed proxy but do not specify how my shares are to be voted?

If you properly execute and return your proxy but do not indicate any voting instructions with respect to one or more matters to be voted upon at the Annual Meeting, or if your voting instructions are unclear, your shares will be voted in accordance with the recommendation of the Board as to all such matters.

Specifically, your shares will be voted FOR the election of all director nominees (Proposal 1), FOR the advisory approval of the compensation of our named executive officers (Proposal 2) and FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015 (Proposal 3), as well as in the discretion of the persons named as proxies on all other matters that may properly come before the Annual Meeting.

Will any other business be conducted at the Annual Meeting?

The Board is aware of no other business that will be presented at the Annual Meeting. If any other business properly comes before the stockholders for a vote at the Annual Meeting, the proxy holders will vote the shares for which they have been granted a proxy as recommended by our Board, or if no recommendation is given, in accordance with their own discretion.

What vote is required to elect the director nominees?

Directors are elected by a plurality of votes cast. This means that each of the three nominees will be elected if they receive more affirmative votes than any other person. If you vote “Withheld” with respect to the election of one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum.

What happens if a nominee is unwilling or unable to stand for election?

If a nominee is unwilling or unable to stand for election (an eventuality of which we are not aware), the Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority with respect to the election of the nominee who will not stand for election.

What vote is required to approve, on an advisory basis, the compensation paid to our named executive officers?

The advisory approval of the compensation paid to our named executive officers requires the affirmative vote of a majority of the voting power of the Company’s common stock present at the Annual Meeting in person or by proxy and entitled to vote as of the record date.

What vote is required to ratify the appointment of our independent registered public accounting firm?

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 requires the affirmative vote of a majority of the voting power of the Company’s common stock present at the Annual Meeting in person or by proxy and entitled to vote as of the record date.

Who pays for the costs of soliciting proxies?

We will pay the cost of soliciting proxies, including the expenses of preparing, printing and mailing the proxy materials to stockholders. We have retained MacKenzie Partners, Inc. to aid in the broker search and the solicitation of proxies, for a fee of approximately $10,000, plus reasonable out-of-pocket expenses and disbursements. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. Our directors, officers and other employees of the Company may also solicit proxies without additional compensation. This solicitation may be in person or via telephone, email or other electronic communication methods.

SECURITIES OWNED BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of shares of the Company’s common stock by (1) each of our directors (including the director nominees), (2) each of our named executive officers, and (3) our directors and executive officers as a group. In addition, the table sets forth information about all other persons known to the Company to be the beneficial owner of more than five percent of the Company’s common stock.

Except as set forth below, the following information is given as of February 27, 2015. In the case of percentage ownership, the information is based on 28,585,299 shares of the Company’s common stock being outstanding as of February 27, 2015, which number includes 193,841 shares of unvested restricted stock that have voting rights and are held by the Company’s employees. Shares issuable upon the vesting of performance shares within 60 days after February 27, 2015 are deemed to be outstanding for the purpose of computing the beneficial ownership and overall voting power of each person deemed to beneficially own such securities, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person.

	Shares Beneficially Owned †
Name of Beneficial Owner	Number	%
Principal Stockholders
MSD Capital, L.P. (1)	2,226,815	7.8%
LionEye Capital Management, LLC (2)	2,063,105	7.2%
The Vanguard Group (3)	1,789,302	6.3%
Eminence Capital, LLC (4)	1,761,427	6.2%
Blackrock, Inc. (5)	1,671,866	5.8%
Glenview Capital Management, LLC (6)	1,454,401	5.1%

Current Directors and Nominees
Joel Alsfine (1)	2,226,815	7.8%
Dennis E. Clements	34,943	*
Thomas C. DeLoach, Jr.	82,919	*
Juanita T. James	16,509	*
Janet Clarke	10,422	*
Eugene S. Katz	24,786	*
Michael Kearney (7)	26,869	*
Philip F. Maritz	13,049	*
Craig T. Monaghan (8)	208,663	*
Thomas Reddin	1,954	*
Scott L. Thompson	792	*

Named Executive Officers Who Are Not Directors
David W. Hult (9)	11,197	*
Keith R. Style (10	17,423	*
George A. Villasana (11)	27,415	*
All directors and executive officers as a group (15 persons)	2,705,361	9.5%

(†)
The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after February 27, 2015 through the exercise of any stock option or other right. Inclusion in the table of such shares, however, does not constitute an admission that the director, nominee, named executive officer or other executive officer is a direct or indirect beneficial owner of such shares. Except as otherwise indicated, the persons listed in the table have sole voting and investment power with respect to the securities included in the table.

(*)	Denotes less than 1% of the Company’s common stock.

(1)
Represents 2,225,596 shares owned by and on behalf of each of MSD Capital, L.P. (“MSD Capital”), MSD SBI, L.P. (“MSD SBI”) and Michael S. Dell (“Dell”) based on a Schedule 13D filed with the SEC on January 9, 2015.  MSD SBI is the record and direct beneficial owner of 2,225,596 shares.  MSD Capital is the general partner of MSD SBI and may be deemed to indirectly beneficially own the shares owned by MSD SBI.  MSD Capital Management LLC (“MSD Capital Management”) is the general partner of MSD Capital and may be deemed to indirectly beneficially own the shares beneficially owned by MSD Capital.  Each of Glenn R. Fuhrman and Marc R. Lisker is a manager of MSD Capital Management and may be deemed to indirectly beneficially own the shares beneficially owned by MSD Capital Management. Dell is the controlling member of MSD Capital Management and may be deemed to indirectly beneficially own the shares beneficially owned by MSD Capital Management. Also includes 1,219 shares held by Joel Alsfine, a partner in MSD Capital.  Each of MSD Capital, MSD SBI, and Messrs. Dell, Fuhrman, Lisker and Alsfine disclaims beneficial ownership of such securities except to the extent of an pecuniary interest therein.  MSD Capital, MSD SBI and Dell have shared voting and dispositive power with respect to 2,225,596 shares. The business address of MSD Capital and MSD SBI is 645 Fifth Avenue, 21st Floor, New York, New York 10022. The business address of Dell is c/o Dell, Inc., One Dell Way, Round Rock, Texas 78682.

(2)
Based on a Schedule 13F filed with the SEC on February 17, 2015. Represents shares (and call options to acquire shares) owned by and on behalf of each of LionEye Master Fund Ltd ("LionEye Master Fund"), LionEye Onshore Fund LP ("LionEye Onshore"), LionEye Advisors LLC ("LionEye Advisors"), LionEye Capital Management LLC ("LionEye Capital Management"), Stephen Raneri ("Raneri") and Arthur Rosen ("Rosen").  LionEye Advisors, as the general partner of LionEye Onshore, may be deemed the beneficial owner of the shares beneficially owned by LionEye Onshore.  LionEye Capital Management, as the investment manager of LionEye Master Fund, LionEye Onshore and certain managed accounts, may be deemed the beneficial owner of the shares beneficially owned by LionEye Master Fund and LionEye Onshore and the shares held in those managed accounts. Each of Raneri and Rosen, as a managing member of each of LionEye Capital Management and LionEye Advisors, may be deemed the beneficial owner of the shares beneficially owned by LionEye Master Fund and LionEye Onshore and the shares held in certain managed accounts.  Each of LionEye Master Fund, LionEye Onshore, LionEye Advisors, LionEye Capital Management, Raneri and Rosen disclaims beneficial ownership of such shares, except to the extent of its or his pecuniary interest. The business address of LionEye Master Fund is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Caymana Bay Grand Cayman KY1-9007, Cayman Islands.  The business address of each of LionEye Onshore, LionEye Advisors, LionEye Capital Management, Raneri and Rosen is 152 West 57th Street, 10th Floor, New York, NY 10019.

(3)
Based on a Schedule 13G/A filed with the SEC on February 10, 2015. Vanguard Group ("Vanguard") has sole power to vote 40,675 shares and to dispose of 1,751,027 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 38,275 shares. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 2,400 shares. The business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)
Based on a Schedule 13G/A filed with the SEC on February 17, 2015. Represents shares owned by and on behalf of each Eminence Capital, LLC (“Eminence Capital”), Eminence GP, LLC (“Eminence GP”) and Ricky C. Sandler (“Sandler”). Eminence Capital serves as the management company or investment advisor to several Eminence funds and a separately managed account and may be deemed to have voting and dispositive power over shares held for the accounts of the Eminence funds and the separately managed account. Eminence GP serves as general partner or manager with respect to the shares directly owned by some of the Eminence funds and may be deemed to have voting and dispositive power over the shares held for the accounts of certain Eminence funds. Sandler is the chief executive officer of Eminence Capital and managing member of Eminence GP and may be deemed to have voting and dispositive power over shares held for the accounts of the Eminence funds and the separately managed account, and individually over shares owned by certain family accounts and other related accounts over which Sandler has investment discretion. Eminence Capital, Eminence GP and Sandler have shared voting and dispositive power with respect to 1,761,427 shares and Sandler has sole voting and dispositive power with respect to 453 shares. The business address of Eminence Capital, Eminence GP and Sandler is 65 East 55th Street, 25th Floor, New York, New York 10022.

(5)
Based on a Schedule 13G filed with the SEC on February 2, 2015. Blackrock, Inc. has sole power to vote 1,604,957 shares and to dispose of 1,671,866 shares. The business address of Blackrock, Inc. is 40 East 52nd Street, New York, New York 10022.

(6)	Based on a Schedule 13F filed with the SEC on February 17, 2015. The address of the principal office of Glenview Capital Management, LLC is 767 Fifth Avenue, 44th Floor, New York, New York 10153.

(7)
Includes 4,874 shares of unvested restricted stock. Mr. Kearney has the right to vote, but no right to dispose of, the shares of unvested restricted stock. Also includes 6,153 shares of common stock vested in March 2015 under the 2014 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. Mr. Kearney has the right to dispose of these shares issued to him under the 2014 performance share unit program, but no right to vote such shares at the Annual Meeting, as such shares were not outstanding and entitled to vote on the record date.

(8)
Includes 36,229 shares of unvested restricted stock. Mr. Monaghan has the right to vote, but no right to dispose of, the shares of unvested restricted stock. Also includes 7,662 shares of common stock vested in March 2015 under the 2014 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. Mr. Monaghan has the right to dispose of these shares issued to him under the 2014 performance share unit program, but no right to vote such shares at the Annual Meeting, as such shares were not outstanding and entitled to vote on the record date. Also includes 86,651 shares of common stock held in The Monaghan Foundation, Inc., as to which Mr. Monaghan has the right to vote and dispose of such shares.

(9)	Represents 11,197 shares of unvested restricted stock. Mr. Hult has the right to vote, but no right to dispose of, the shares of unvested restricted stock.

(10)
Includes 5,722 shares of unvested restricted stock. Mr. Style has the right to vote, but no right to dispose of, the shares of unvested restricted stock. Also includes 1,766 shares of common stock vested in March 2015 under the 2014 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. Mr. Style has the right to dispose of these shares issued to him under the 2014 performance share unit program, but no right to vote such shares at the Annual Meeting, as such shares were not outstanding and entitled to vote on the record date.

(11)
Includes 9,200 shares of unvested restricted stock. Mr. Villasana has the right to vote, but no right to dispose of, these shares of unvested restricted stock. Also includes 1,374 shares of common stock vested in March 2015 under the 2014 performance share unit program, net of shares of common stock forfeited for the payment of taxes upon vesting of such award. Mr. Villasana has the right to dispose of the shares issued to him as payout under the 2014 performance share unit program, but no right to vote such shares at the Annual Meeting, as such shares were not outstanding and entitled to vote on the record date.

Equity Ownership Guidelines

We have adopted equity ownership guidelines applicable to our directors and named executive officers. Under these guidelines, we expect that:

•	each director should own at least five times his or her annual retainer in value of our common stock;

•	the Chief Executive Officer (“CEO”) should own at least five times his base salary in value of our common stock; and

•	the Chief Financial Officer (“CFO”) and the other named executive officers should own at least three times his or her base salary in value of our common stock.

Equity ownership, for the purposes of these guidelines, is determined as follows:

•	unvested restricted shares are included when calculating equity ownership;

•	earned, but unvested, performance shares are included when calculating equity ownership; and

•	vested and unvested options are not included when calculating equity ownership.
We expect our directors and named executive officers to comply with these guidelines within five years after the date of their election or appointment. All of our current directors and named executive officers who are subject to these guidelines are in compliance with them.

Our equity ownership guidelines are contained in our Corporate Governance Guidelines, which can be found on our web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

Asbury Policy Regarding Hedging or Pledging of Asbury Stock

Insiders of Asbury are strongly discouraged from trading in Asbury common stock on a short-term basis. In addition, Asbury prohibits its directors and officers who are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Section 16 officers”) from pledging Asbury common stock or otherwise subjecting Asbury common stock to margin calls or the ability to be sold outside of the owner’s control. All insiders of Asbury are prohibited from engaging in hedging activities involving Asbury common stock.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Directors and Nominees for Election as Directors

The Board is divided into three classes with the members of each class serving a three-year term on the Board. The term of each Class I director expires at the Annual Meeting, the term of each Class II director expires at the 2016 annual meeting of stockholders, and the term of each Class III director expires at the 2017 annual meeting. On May 29, 2014, Thomas J. Reddin was elected to Class III of the Board. Effective January 7, 2015, Joel Alsfine and Scott Thompson were elected to, respectively, Class II and I of the Board. Janet Clarke, a Class I member of the Board who has served as a director since April 2005, will not stand for reelection at the Annual Meeting. Michael S. Kearney, a Class II member of the Board who has served as a director since October 2012, will step down from the Board concurrent with his retirement on March 31, 2015. The Company thanks Ms. Clarke and Mr. Kearney for their years of faithful service. Pursuant to our Restated Certificate of Incorporation and resolutions of the Board and upon the completion of Ms. Clarke's term, the size of the Board will be set at nine directors.

Directors are elected by a plurality of the votes cast. This means that each of the three director nominees will be elected if they receive more affirmative votes than any other person. If you vote “Withhold” with respect to the election of one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum.

Each director-nominee has consented to being named in this proxy statement and has agreed to serve if elected. Management has no reason to believe that the director-nominees will not serve if elected. If a nominee is unable or unwilling to stand for election, the Board will designate a substitute nominee or choose to further reduce the size of the Board. If a substitute nominee is designated, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority for the nominee who is not standing for election.

Below is certain information about our director-nominees and the directors who will continue to serve on the Board following the Annual Meeting, their principal occupation, business experience as well as other matters, and the Board’s assessment of their individual qualifications to serve on our Board. For certain additional information regarding the director-nominees and the directors who will continue to serve on the Board following the Annual Meeting, see the sections entitled “Securities Owned by Management and Certain Beneficial Owners,” “Governance of the Company,” and “Related Person Transactions” in this proxy statement.

Nominees for Election as Class I Directors

Upon the recommendation of the Governance and Nominating Committee, our Board has nominated Dennis Clements, Eugene Katz and Scott Thompson for election to Class I of the Board. All of the Class I director-nominees are currently directors of the Company. If re-elected at the Annual Meeting, terms of these individuals will expire at the 2018 annual meeting of stockholders or when their respective successors are duly elected and qualified.

The Board unanimously recommends you vote FOR each of these nominees.

DENNIS E. CLEMENTS (70) has served as a member of the Board since September 2006. Mr. Clements became a member of the Compensation and Human Resources Committee and the Governance and Nominating Committee in October 2006, a member of the Executive Committee in January 2007 (of which he was chair until May 2013) and a member of the Risk Management Committee (the "Risk Committee") in July 2013. He was appointed Chair of the Governance and Nominating Committee in May 2007. Mr. Clements also served as a member of the Succession Planning Committee from October 2010 until February 2011, when such Committee was disbanded. Mr. Clements is currently a consultant with Discretionary Effort L.L.C., which he founded in 2005. From June 2000 to June 2005, Mr. Clements was an officer of Toyota Motor Sales, USA, serving as Chief Operating Officer, Group Vice President and General Manager of Lexus USA. He was President of Toyota’s Central Atlantic division from June 1991 to June 2000, and held a number of other senior sales management positions at Toyota. Earlier in his career, Mr. Clements worked with Ford Motor Co. for 15 years, progressing through a variety of sales and management positions in the Ford and Lincoln-Mercury divisions. From May 2008 until December 2013, Mr. Clements served on the advisory board of Noribachi L.L.C., a company that produces smart energy products, including LED lighting, consumer electronics, solar solutions, and provides engineering and design services for such products. Since 2012, Mr. Clements has served on the advisory board of Excellent Cultures LLC, a provider of leading-edge consulting and training services for management and sales personnel across various industries, including the automotive industry.

Mr. Clements has over 40 years of experience, including executive level appointments, in the automotive business. Most notably, with his twenty-five years of experience at Toyota and fifteen years of experience at Ford, the Board has determined that Mr. Clements brings a vast knowledge of the automotive industry and a valuable perspective on automotive manufacturers to the Board. Given his significant executive automotive experience, the Board believes that Mr. Clements has a broad understanding of board oversight within the automobile industry, giving him automotive industry expertise and experience upon which to draw as he serves as the Chair of our Governance and Nominating Committee, as a member of our Compensation and Human Resources Committee and as a member of our Risk Management Committee.

EUGENE S. KATZ (69) has served as a member of the Board and a member of the Audit Committee since January 2007, a member of the Compensation and Human Resources Committee since February 2011 and Chair of the Audit Committee since January 2009. Mr. Katz also served as a member of the Risk Committee from January 2009 until February 2011. He is a former partner of PricewaterhouseCoopers (“PwC”), where he began his career in 1969, and became a partner in July 1980. Mr. Katz retired from PwC in June 2006. From 2002 and through his retirement in June 2006, Mr. Katz served as the west region risk management leader of PwC. In addition, Mr. Katz was a member of the PwC Governing Board from 1992 to 1997, and from 2001 to 2005. Mr. Katz currently serves as a member of the Board, Compensation Committee and Nominating and Governance Committee and as Chair of the Audit Committee of Workiva Inc.

Mr. Katz has over 40 years of experience in public accounting, during which he was responsible for leading audit engagements of private and public companies and served a variety of clients ranging from start-up companies to larger public companies. Because of Mr. Katz’s significant experience with complex financial reporting, accounting and risk management matters as a former public accountant, the Board has determined that Mr. Katz is well-positioned to be both the Chair of our Audit Committee, assisting the Audit Committee in fulfilling its responsibility of overseeing our independent registered public accounting firm, and a valuable member of the Compensation and Human Resources Committee.

SCOTT L. THOMPSON (55) has served as a member of the Board and a member of the Compensation and Human Resources Committee and Risk Committee since January 2015. From 2008 to 2012, Mr. Thompson served as President & Chief Executive Officer of Dollar Thrifty Automotive Group, Inc., and then served as CEO and Chairman until Dollar Thrifty was purchased by Hertz Global Holdings, Inc. in 2012. Prior to joining Dollar Thrifty, Mr. Thompson helped found Group 1 Automotive, Inc. a specialty retailer in the automotive retailing industry, where he served as Executive Vice President, Chief Financial Officer and Treasurer from 1996 until 2004. From 1991 to 1996, Mr. Thompson served as Executive Vice President of Operations and Finance for KSA Industries, Inc. Prior to that, Mr. Thompson began his career with a national accounting firm. Mr. Thompson also serves as a director and Chair of the Compensation Committee of Conn’s Inc., a specialty retailer of furniture, mattresses, home appliances, and consumer electronics. He also serves as a director and member of the Audit Committee and Chair of the Compensation Committee of Houston Wire and Cable Co., a provider of wire and cable related services in the United States.

Mr. Thompson brings to the Board significant business experience and expertise in the critical areas of operations and finance within the automotive industry as a result of his prior professional roles. In addition, given his current and past experience serving as a director of public companies, the Board has determined that Mr. Thompson has an in-depth understanding of the issues and functions of a public-company board, and is exceptionally qualified to provide valuable insight into compensation and risk management issues.

Current Class II Directors

The Class II directors are not standing for reelection at the upcoming Annual Meeting. Their terms expire at the 2016 annual meeting of stockholders.

JOEL ALSFINE (45) has served as a member of the Board, and as a member of the Audit Committee and Risk Committee since January 2015. Mr. Alsfine is a partner at MSD Capital L.P in New York, the investment firm formed in 1998 to exclusively manage the capital of Michael Dell and his family, which he joined in 2002. From 2000 to 2002, Mr. Alsfine was Managing Director of TG Capital Corp. in Miami. Prior to 2000, he held the post of Engagement Manager with McKinsey & Co. in New York and also worked with Fisher Hoffman Stride in Johannesburg, South Africa.

With his extensive capital market experience and financial and investment experience as a partner at MSD Capital, the Board has determined that Mr. Alsfine has an astute understanding of market complexities that provide valuable insight into effective strategy, including within the automotive retail industry. In addition, the Board believes that Mr. Alsfine’s years of financial and risk-related experience at various private equity firms appropriately position him to be a valuable member of our Risk Committee and Audit Committee, and provide valuable insight into risk management and audit issues.

THOMAS C. DeLOACH, JR. (67) has served as our Non-Executive Chairman since August 2011 and, prior to that time, served as our Lead Independent Director since February 2011. Mr. DeLoach has served as a member of the Board and as a member of the Audit Committee since January 2007, a member of the Governance and Nominating Committee since April 2012, a member of the Risk Committee since January 2009, of which he was Chair until February 2011, Chair of the Succession Planning Committee from October 2010 until February 2011, when such Committee was disbanded, and a member of the Executive Committee since February 2011 and its Chair since May 2013. He is a former executive of Mobil Corporation (“Mobil”) and served in various positions at Mobil from July 1969 until March 2000. From 1998 to 2000, Mr. DeLoach was the president of the Global Midstream Division at Mobil. From 1994 to 1998, Mr. DeLoach served as the CFO of Mobil. From May 2000 to July 2002, Mr. DeLoach was a member of management of a NASCAR racing team owned principally by Roger Penske. In September 2002, he formed PIT Instruction & Training, LLC, of which he is a principal and a managing member. In addition, since June 2005, Mr. DeLoach has served as a principal and a managing member of Red Horse Racing II, LLC, a NASCAR Camping World Truck Series race team. Mr. DeLoach is a member of the Board of Trustees, the Corporate Governance and Nominating Committee and the Chair of the Compensation Committee of Liberty Property Trust, a self-managed real estate investment trust. Mr. DeLoach was also formerly the Chair of the Audit Committee of Liberty Property Trust.

With his managerial and board experience, the Board has determined that Mr. DeLoach brings to the Board demonstrated critical leadership skills, which skills are appropriate for a Non-Executive Board Chairman and as chair of the Executive Committee. In addition, as the former CFO of Mobil, coupled with his former position as Chair of the Audit Committee of Liberty Property Trust, Mr. DeLoach has experience with complex accounting, financial and risk-related issues, such as the application of accounting principles and financial reporting rules and regulations, and evaluation of financial results and general oversight of the financial reporting processes and risk analyses of large businesses. As a result of his broad accounting, financial and executive experience, the Board believes that Mr. DeLoach is a valuable member of our Board, Audit Committee, Governance and Nominating Committee and Risk Committee and Chair of our Executive Committee, and is well-qualified to assist in the auditor oversight function as an Audit Committee member.

PHILIP F. MARITZ (54) has served as a member of the Board since April 2002, as Chair of the Risk Committee since April 2012 and as a member of the Governance Committee since June 2014. He is the co-founder and President of Maritz, Wolff & Co., which manages the Hotel Equity Fund, a private equity investment fund that invests in luxury hotels and resorts. In 1990, he founded Maritz Properties, a commercial real estate development and investment firm where he serves as President. He is also the Managing Director of Broadreach Capital Partners, a private equity real estate investment fund.

With his significant real estate investment and management, strategic and operational experience as President of Maritz, Wolff & Co. and Maritz Properties, along with his financial and investment experience as a Managing Director of Broadreach Capital Partners, the Board has determined that Mr. Maritz has valuable insight into the effective strategic management of businesses, including with respect to the evaluation of operational, financial and transactional risks. In addition, Mr. Maritz’s experience in marketing and sales of luxury goods and services and his strategic management of luxury brands is relevant to our Company and our business. Mr. Maritz’s leadership positions at these various companies demonstrate his management abilities and his understanding of business and financial strategy and operations, making him a valuable member of our Risk Committee and Governance and Nominating Committee. Furthermore, Mr. Maritz is, or has been, a director of a number of privately-held companies, including Rosewood Hotels and Resorts and Dolce Hotels and Resorts, and a number of non-profit organizations, including Princeton University Art Museum Advisory Council, Stanford Business School Management Board, the American University of Cairo and the Metropolitan Museum of Art Visiting Committee for Photography, which the Board believes provides additional insight into Board functions, including appropriate oversight, risk management and fiduciary obligations.

Current Class III Directors

The Class III directors are not standing for reelection at the upcoming Annual Meeting. Their terms expire at the 2017 annual meeting of stockholders.

JUANITA T. JAMES (62) has served as a member of the Board since October 2007, as a member of the Compensation and Human Resources Committee since May 2008, and as a member of the Audit Committee since January 2009. She also served as a member of the Risk Committee from October 2012 until May 2014. Ms. James has served as the President and Chief Executive Officer of the Fairfield County's Community Foundation (“FCCF”) since October 2011. Prior to joining FCCF, Ms. James served as the Vice President and Chief Marketing and Communications Officer for Pitney Bowes, Inc. from May 2007 until November 2010, during which time she also served on its CEO Council and its Corporate Social Responsibility Committee. From October 2006 to May 2007, Ms. James served as the Vice President and Chief Communications Officer for Pitney Bowes. From October 2004 until October 2006, Ms. James served as the Vice President of Direct Marketing Strategy and Business Development for Pitney Bowes. From 2002 until 2004, Ms. James served as the Vice President, Project Leader of Human Resources Transformation for Pitney Bowes, where she led a global SAP Human Resources and Payroll implementation and launched the company’s first shared services initiative. Prior to joining Pitney Bowes in 1999, Ms. James was the Executive Vice President, Marketing and Editorial of Doubleday Direct, Inc. Ms. James had a distinguished 20-year career at Time Warner, Inc., including 12 years in senior management positions. Ms. James currently serves as the Chair of the Compensation Committee of the Board of Trustees of the University of Connecticut.

Based on her management experience at FCCF, Pitney Bowes and Doubleday Direct, the Board has determined that Ms. James brings to the Board demonstrated senior-level leadership experience. Through her various positions at Pitney Bowes, Ms. James also brings to the Board a broad understanding of sales, marketing, brand management, investor relations and general communications matters that affect large companies, which are areas that are critical to the automotive retail business and to which she can provide valuable insight. As a former member of the audit committee of The Rouse Company, the Board believes that Ms. James has valuable experience dealing with accounting principles, financial reporting rules and regulations, evaluating financial results and generally overseeing public company financial reporting processes. In addition, the Board also believes that Ms. James’ service as former Chair of the Nominating and Governance Committee of The Rouse Company, as well as her prior and current service on numerous not-for-profit boards, provides her with additional experience upon which she can draw upon as a member of our Board, the Audit Committee, and the Compensation and Human Resources Committee.

CRAIG T. MONAGHAN (58) has served as our President and CEO since February 2011, and as a member of the Board and of the Executive Committee since April 2011. Prior to becoming our President and CEO, Mr. Monaghan served as our Senior Vice President and CFO since May 2008, and continued as our principal financial officer until we hired a new CFO in June 2011. Prior to joining us, Mr. Monaghan served as the CFO at Sears Holding Corp., a national broadline retailer, between September 2006 and January 2007. From May 2000 to August 2006, he served as Executive Vice President and CFO of AutoNation, Inc., the largest automotive retailer in the United States. Previously, Mr. Monaghan served as CFO of iVillage.com, which he helped take public in 1999. Earlier in his career, he was employed by Reader’s Digest Association, Bristol-Myers Squibb Co. and General Motors Corp.

Mr. Monaghan has over two decades of experience as a finance executive at large public companies, including AutoNation, Inc., the nation’s largest automotive retailer. Mr. Monaghan brings to our Board broad executive management skills, as well as in-depth experience in responding to financial, strategic and operational challenges, which skills he has demonstrated throughout his career, including by successfully navigating the Company through the significant challenges it faced during the recent economic downturn and downturn in the automotive retailing industry. The Board believes that Mr. Monaghan’s significant experience in overseeing financial reporting, accounting and risk management matters for the Company and other public companies well-positions him to serve as a member of the Board.

THOMAS J. REDDIN (53) has served as a member of the Board and a member of the Audit Committee and Risk Committee since May 2014. Mr. Reddin is currently the managing partner of Red Dog Ventures LLC, a venture capital and advisory firm he founded in 2007. Red Dog Ventures focuses on helping grow early stage digital companies, and its portfolio includes positions in data analytics, Internet lead generation, search engine optimization, mobile app development, social media management, and social gaming. From January 2008 until June 2009, Mr. Reddin served as the Chief Executive Officer of Richard Petty Motorsports. Prior to that, he held various senior executive positions, including Chief Executive Officer, President & Operating Officer, and Chief Marketing Officer, at Lending Tree, LLC, a leader in online lending services and e-commerce. Mr. Reddin also previously worked in the consumer goods industry, spending 5 years at at Coca-Cola USA and 12 years at Kraft General Foods in various capacities related to marketing, brand management, and finance. Mr. Reddin serves as a director, Chair of the Audit Committee, member of the Compensation Committee and Nominating and Corporate Governance Committee for Tanger Factory Outlet Centers Inc. He also serves as a director of Deluxe Corporation and as a director and member of the Nominations Committee of Premier Farnell plc. Mr. Reddin previously served on the Board of Valassis Communications Inc. from July 2010 to February 2014 and on the board of R.H. Donnelley from July 2007 to January 2010.

Mr. Reddin brings over 30 years of executive and management experience in consumer marketing and e-commerce and has spent 17 years in brand management and finance capacities in his previous roles. With his unique combination of extensive lending expertise and e-commerce marketing, the Board has determined that Mr. Reddin provides critical leadership skills. His extensive experience in emerging digital technology provide a significant insight into sales and marketing which are critical to the automotive retail industry. In addition, given his current and past experience serving as a director of public companies, the Board has determined that he has a broad range of experience as a director and a deep understanding of board oversight and appropriate diligence, which makes him a valuable member of the Audit Committee and the Risk Committee.

GOVERNANCE OF THE COMPANY

Independence of Directors and Director-Nominees

The Board has determined that all of the directors other than Mr. Monaghan and Mr. Kearney, who are employees of the Company, qualify as independent directors under the rules of the NYSE and the Company’s Corporate Governance Guidelines. Additionally, the Board determined that Vernon Jordan, Jr., who did not stand for re-election at the Company's 2014 annual meeting of stockholders, also qualified as an independent director during the time in which he served. In order to qualify as an independent director of the Company, the Board must affirmatively determine, based upon all relevant facts and circumstances, that the director does not have a material relationship with the Company that would affect his or her independence, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

The Board has adopted the categorical independence standards set forth in the Company’s Corporate Governance Guidelines to assist it in making determinations of director independence. These standards comply with, and in some respects are more stringent than, the NYSE’s categorical standards for director independence. Our Corporate Governance Guidelines can be found on our web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

Furthermore, in order for a director to qualify as independent for Audit Committee purposes, the director also must satisfy the additional independence criteria specified in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order for a director to qualify as independent for Compensation and Human Resources Committee purposes, the director must meet the Company’s categorical independence standards described above, and must also be (i) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act, and (ii) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

In making its independence determinations, the Board considered the relationships and transactions described under “Related Person Transactions” below, including any relationship or transaction pursuant to which any of our non-employee directors, entities associated with those directors, or members of their immediate families purchased or leased a vehicle at a Company dealership. The Board determined that none of the relationships and transactions it considered impaired the independence of our non-employee directors or disqualified any of our non-employee directors from serving as independent directors under our categorical independence standards set forth in our Corporate Governance Guidelines and the NYSE listing standards.

Nomination of Directors

The Governance and Nominating Committee evaluates, and recommends to the full Board, nominees to serve as directors on our Board. The nominees for election at the Annual Meeting are both current directors and were originally recommended to the Board by various sources, including other directors, a third-party executive search firm engaged by the Company and other stakeholders. Candidates are evaluated in light of the then-current composition of the Board, the operating requirements of the Company and the long-term interests of the stockholders. In performing this evaluation, the Governance and Nominating Committee considers the diversity, age, skills and other experience of the candidate, and other factors it deems appropriate, given the needs of the Board and the Company at the appropriate time, to maintain what it considers to be an appropriate balance of knowledge, experience and capabilities. Qualified director nominees should possess an appropriate balance of the following qualities: high moral character and personal integrity, a high level of leadership or managerial experience, experience and knowledge relative to matters affecting the Company, the ability and willingness to contribute to the Board, the ability to exercise sound, independent business judgment, a long-term commitment to the interests of stockholders and growth of the Company, freedom from conflicts of interest, the ability to dedicate sufficient time, energy and attention to Board activities and the diligent performance of his or her duties, and reflect the diversity of the Company’s stockholders, employees, customers and communities.

The Board will consider director candidates recommended by the Company’s stockholders. In order to make such a nomination, the stockholder must (i) be a record holder of shares of common stock on the record date, (ii) be entitled to vote for the election of such director(s) and (iii) comply with the notice procedures set forth in the Company’s Bylaws. If you would like a copy of the Company’s Bylaws, please notify the Company at the address on the first page of this proxy statement. The Bylaws are also available on the Company’s web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

Notice of a stockholder’s recommendation with regard to nominees for election to the Board must be delivered to, or mailed to and received by, the Secretary of the Company not later than 90 days or earlier than 120 days prior to the anniversary date of the preceding year’s annual meeting of stockholders. If the annual meeting of stockholders for which the recommendation is submitted is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting of stockholders, such recommendation must be received by the Secretary of the Company not earlier than 120 days prior to the annual meeting and not later than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the annual meeting date is first made by the Company.

The stockholder’s notice shall be signed by the stockholder of record who intends to recommend a nominee, and shall set forth:

          (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be set forth in the notice pursuant to Section 2.07 of the Company’s Bylaws (and Items 403 and 404 under Regulation S-K); (2) a written questionnaire with respect to identity, background and qualification of the proposed nominee, (3) a written representation and agreement that the proposed nominee (i) is not and will not become a party to (x) any agreement or similar understanding that the nominee, if elected, will adopt a specific voting commitment on any issue or question that has not been disclosed to the Company or, (y) any voting commitment that could limit or interfere with such person’s fiduciary duty under applicable law, (ii) is not and will not become a party to any agreement or similar understanding with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service as a director, that has not been disclosed to the Company, and (iii) if elected, will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, stock ownership and trading policies of the Company, and (4) all other information relating to such person that is required to be disclosed in solicitation of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

          (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (2) the number of shares of the Company which are owned of record and beneficially by such stockholder and such beneficial owner, (3) a representation that such stockholder is entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (4) a representation whether the stockholder or beneficial owner, if any, intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such nomination, (5) a description of any Derivative Interest (as defined in the Bylaws), (6) any proxy, contract, or similar understanding that increases or decreases the voting power of such stockholder or beneficial owner, (7) any dividend rights held of record or beneficially by the stockholder on shares of the Company that are separated or severable from the underlying shares, (8) any performance-related fees (other than an asset-based fee) to which the stockholder or beneficial owner may be entitled as a result of any increase or decrease in the value of shares of the Company or Derivative Interests; and (9) any other information relating to such stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act.

Communications with the Board

We have a Stockholder Communication Policy with established procedures for stockholders and interested parties to communicate directly with the Board, with our non-management directors, or with a particular director. The stockholder or interested party should send written communication to (i) the Lead Independent Director, if applicable, (ii) the Chairman of the Board or Chair of the appropriate committee, (iii) the non-management directors or (iv) an individual director, in care of the Corporate Secretary, at Asbury Automotive Group, Inc., 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097. Any communications relating to the Company’s auditing, accounting, internal controls, fraud or unethical behaviors should be directed to the attention of the Chair of the Audit Committee in care of the Corporate Secretary, at the foregoing address. The Audit Committee will respond to such communication, if appropriate, in accordance with the procedures established with respect to such matters.

Any written communication should include the name and address of the stockholder or interested party sending such communication so that a response can be provided, if necessary or appropriate. Stockholders and interested parties may, however, remain anonymous. If the stockholder or interested party desires that such communication be kept confidential from management, the envelope must be clearly marked “confidential,” and the Corporate Secretary will then forward the communication, unopened, to the individual addressee.

Committees of the Board

The Board has established five separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation and Human Resources Committee, the Governance and Nominating Committee, the Executive Committee, and the Risk Committee.

Audit Committee

The members of the Audit Committee during 2014 were Mr. Katz (Chair), Ms. Clarke (until May 29, 2014), Mr. DeLoach, Mr. Reddin (since May 29, 2014) and Ms. James. The Committee held ten meetings in 2014, one of which was a joint meeting with the Risk Committee. Our Board has determined that each member of the Audit Committee meets the requisite independence and other qualification requirements for audit committee membership. Messrs. Alsfine, DeLoach, Katz and Reddin were determined by the Board to be “audit committee financial experts” within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act.

Each year, the Audit Committee retains an auditing firm to serve as our independent registered public accounting firm. With management and the independent registered public accounting firm, the Committee reviews the financial statements, oversees the financial reporting process and assesses the adequacy of basic accounting services rendered to us. The Audit Committee’s review of financial statements is more fully described below under the caption “Audit Committee Report,” and its responsibilities are outlined in the Audit Committee Charter.

The charter of the Audit Committee is available on our web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

Compensation and Human Resources Committee

The members of the Compensation and Human Resources Committee during 2014 were Ms. Clarke (Chair), Mr. Clements, Ms. James and Mr. Katz.

The Compensation and Human Resources Committee held ten meetings in 2014, one of which was a joint meeting with the Risk Committee. Our Board has determined that each member of the Compensation and Human Resources Committee meets the requisite independence requirements for Compensation and Human Resources Committee membership, including qualifying as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and as an “outside director” under Section 162(m) of the Code.

The Compensation and Human Resources Committee establishes and reviews our general compensation philosophy with the input of management, oversees the development and implementation of our compensation philosophy to ensure that our compensation plans are consistent with our general compensation philosophy, establishes the compensation to be paid to the CEO, reviews the recommendations of the CEO as to the appropriate compensation of our other corporate officers, generally administers and issues awards under our equity incentive plans from time to time in effect, oversees our other benefit plans and assists the Board in succession planning. See “Compensation Discussion and Analysis” for a discussion of our compensation philosophy and how the Compensation and Human Resources Committee determines the compensation of our executive officers. The Compensation and Human Resources Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

The Compensation and Human Resources Committee’s charter is available on our web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

Governance and Nominating Committee

     The members of the Governance and Nominating Committee during 2014 were Mr. Clements (Chair), Ms. Clarke, Mr. DeLoach and Mr. Maritz. The Governance and Nominating Committee held six meetings in 2014.

Our Board has determined that each member of the Governance and Nominating Committee meets the requisite independence requirements for Governance and Nominating Committee membership under NYSE listing standards and the categorical independence standards set forth in the Corporate Governance Guidelines.

The Governance and Nominating Committee assists the Board by identifying qualified individuals to become directors, recommending the composition of the Board and its committees, and the compensation to be paid to the directors. It is also responsible for monitoring the process to assess the Board’s effectiveness, developing and implementing our Corporate Governance Guidelines and many of our corporate governance policies, including the oversight of compliance under our Equity Ownership Guidelines, our Code of Business Conduct and Ethics and our Related Party Transaction Policy.

The charter of the Governance and Nominating Committee is available on the Company’s web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

Executive Committee

The members of the Executive Committee during 2014 were Messrs. DeLoach (Chair), Clements, and Monaghan. The Executive Committee held one meeting in 2014.

The Executive Committee has exercised and may exercise all the authority of the Board when the Board is not in session, except that it does not have the authority to: (i) approve or propose to stockholders actions required by the Delaware General Corporation Law to be approved by stockholders; (ii) adopt, amend or repeal our Bylaws; (iii) authorize distributions; (iv) fill vacancies on the Board or any of its committees; (v) approve a plan of merger, consolidation or reorganization not requiring stockholder approval; (vi) authorize or approve the reacquisition of shares, except according to a formula or method prescribed by the Board; or (vii) authorize or approve the issuance or sale or contract for sale of shares or determine the designation and relative rights, preferences and limitations of a class or series of shares.

Risk Management Committee

The members of the Risk Management Committee during 2014 were Messrs. Maritz (Chair), Clements, DeLoach, and Reddin (since May 29, 2014), and Ms. James (until May 29, 2014).

The Risk Committee held six meetings in 2014, one of which was a joint meeting with the Audit Committee and one of which was a joint meeting with the Compensation and Human Resources Committee. The Risk Committee assists the Board in fulfilling its responsibility of overseeing the identification, assessment and management of our key operational risks and provides assistance to management in evaluating major financial transactions, including acquisitions and divestitures.

The charter of the Risk Committee is available on the Company’s web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

Director Fees; Attendance at Meetings

Directors who are employees of the Company did not receive a retainer or any other fees for service on the Board or its committees in 2014. All other directors (“non-management directors”) received the annual retainer and meeting fees described below. In addition, in 2014, the non-management directors received a grant of restricted stock valued at $95,000 that vested immediately upon grant and the use of a motor vehicle (including transporting the vehicle to the director, any taxes payable relating to the vehicle and repair, maintenance and service of the vehicle). Our directors also receive expense reimbursements in connection with Board and committee meeting attendance.

In 2014, compensation paid to the non-management directors was as follows:

Annual Retainers (paid quarterly in advance):

•	the Lead Independent Director/Non-Executive Chairman—$170,000;

•	the other non-management directors—$40,000;

•	the Audit Committee chair—$20,000 and the Compensation and Human Resources Committee, Governance and Nominating Committee and Risk Committee chairs—$15,000.

Meeting Fees (paid quarterly in arrears):

•	Board, Audit Committee, Compensation and Human Resources Committee, Governance and Nominating Committee and Risk Committee in person meetings—$2,000;

•	Board, Compensation and Human Resources Committee, Governance and Nominating Committee and Risk Committee, telephonic meetings—$1,000;

•	Audit Committee telephonic meetings—$1,500; and

•	Executive Committee meetings, in person or telephonic—$1,500 (payable to the Executive Committee chair only).

2014 DIRECTOR COMPENSATION TABLE

The following table shows compensation earned by the non-management directors for 2014. For information concerning the compensation of Mr. Monaghan and Mr. Kearney, who will retire from the Board effective March 31, 2015, see “Summary Compensation Table.”

Name	Fees Earned in Cash	Stock Awards (1)	All Other Compensation (2)	Total
Janet M. Clarke (3)	$106,500	$94,995	$25,780	$227,275
Dennis E. Clements	$106,000	$94,995	$17,667	$218,662
Thomas C. DeLoach, Jr.	$220,000	$94,995	$23,130	$338,125
Juanita T. James	$91,500	$94,995	$24,395	$210,890
Vernon E. Jordan, Jr. (4)	$22,000	$92,737	$8,235	$122,972
Eugene S. Katz	$107,250	$94,995	$11,465	$213,710
Philip F. Maritz	$87,000	$94,995	$15,395	$197,390
Thomas J. Reddin	$46,000	$47,503	$7,933	$101,436

(1)
With the exceptions of Mr. Jordan and Mr. Reddin, the amount in this column for each director represents the aggregate grant date fair value of 1,930 shares of common stock granted to each non-management director on February 5, 2014. For Mr. Jordan, this represents the aggregate grant date fair value of 1,930 shares of common stock granted to him on February 24, 2014. For Mr. Reddin, this represents the aggregate grant date fair value of 735 shares of common stock granted to him on May 29, 2014. These were calculated in accordance with FASB ASC Topic 718. For a more detailed discussion of the assumptions used to determine the valuation of the stock awards set forth in this column please see a discussion of such valuation in Note 22 of the Consolidated Financial Statements in our 2014 Annual Report on Form 10-K.

(2)
Represents the incremental cost to us for the respective use of a vehicle received by non-management directors. We calculate incremental costs of personal use vehicles as all direct costs (excluding fuel), including without limitation, the cost of transporting the vehicle to the director, any taxes, repairs, and any maintenance and service of the vehicle. In addition, we include the difference between our cost for the vehicle and the ultimate sale price or the anticipated sale price, pro-rated for the amount of time the director had possession of the vehicle during the fiscal year, plus an estimate of lost interest income calculated as our initial cash outlay for the vehicle multiplied by our weighted average interest rate on invested cash. We do not estimate lost margin on an ultimate sale of a vehicle.

(3)	Ms. Clarke, a Class I director whose term will expire at the Annual Meeting, will not stand for re-election.

(4)	Mr. Jordan served as a director until the date of the Company's 2014 annual meeting.

Meeting Attendance

During 2014, the Board held fifteen meetings and took one action by unanimous written consent. Each current director attended at least 75% of the total meetings of the Board and committees on which he or she served. In accordance with the NYSE’s rules requiring that non-management directors meet at regularly scheduled executive sessions, our non-management directors held eight executive sessions without management during 2014. Mr. DeLoach, as the Non-Executive Chairman, presided over Board meetings, including executive sessions and the non-management executive sessions of the Board.

We do not have a policy with regard to the attendance of the members of the Board at annual meetings of our stockholders. At the time of our 2014 annual meeting of stockholders, the Board consisted of eight members, and all of the members attended such meeting in person.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

In accordance with the NYSE’s rules and the rules and regulations adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002, the Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees. The Corporate Governance Guidelines, the Code of Business Conduct and Ethics as well as our Audit Committee, Compensation and Human Resources Committee, Governance and Nominating Committee and Risk Committee charters are available on our web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

We will provide you with copies of the above-mentioned documents free of charge, if you call 770-418-8212 or submit a request in writing to Investor Relations, Asbury Automotive Group, Inc., 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097.

Board Leadership Structure

The Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Company believes that the members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, and therefore are in the best position to evaluate the needs of the Company and how best to organize the capabilities of our directors and senior executives to meet those needs. As a result, the Company believes that the decision as to who should serve as Chairman and as President and CEO, and whether the offices should be combined or separate, is properly the responsibility of the Board, to be exercised from time to time in appropriate consideration of then-existing facts and circumstances. Our Corporate Governance Guidelines provide the Board the flexibility to determine whether or not the separation or combination of the Chairman and President and CEO offices is in the best interests of the Company at any time.

Since our incorporation, we have maintained separate positions of Chairman and President and CEO, as the Board believes that, based on the skills and responsibilities of the various Board members, such separation enhances (i) appropriate oversight of management by the Board, (ii) Board independence, (iii) the accountability to our stockholders by the Board and (iv) our overall leadership structure. We believe this structure is appropriate because we compete in an industry with many external forces that may affect our viability and profitability, therefore presenting significant challenges requiring extensive oversight and management capability. As such, we believe that by separating the Chairman function from that of the President and CEO, our President and CEO can properly focus on managing the business, rather than diverting his efforts to also overseeing the Board.

In order to ensure a significant voice within our non-management directors and to reinforce effective, independent leadership on the Board, the Board has created the position of Lead Independent Director. Under the Company’s Corporate Governance Guidelines, a Lead Independent Director is appointed when the Chairman is the CEO or any other officer or employee of the Company, or if the Chairman is not otherwise independent. The independent directors have designated Thomas C. DeLoach, Jr. as non-executive Chairman of the Board.

We believe that the foregoing structure, policies, and practices, when combined with the Company’s other governance policies and procedures, provide appropriate opportunities for oversight, discussion, and evaluation of decisions and direction from the Board.

The Board’s Risk Oversight Role

The Board maintains oversight responsibility for management of the Company’s risks. The Board has delegated oversight responsibility for certain areas of potential risk exposure to its committees. Each committee reports to the Board at regular intervals or more frequently, if appropriate, with respect to the risks and matters for which it maintains responsibility. The Company’s Risk Committee is responsible for further assisting the Board in fulfilling its oversight role by identifying, assessing and managing key financial, strategic and operational risks of the Company and by providing management with assistance in evaluating major financial transactions, including acquisitions and divestitures. Management annually reviews with the Risk Committee our key risks to help evaluate the Company’s risk profile and related risk management processes. In this review, management highlights for the Risk Committee our most significant risks to facilitate the Risk Committee’s evaluation of our long-term financial plans, budgets and strategic initiatives. The Risk Committee, based on such review, considers the appropriate process for managing or mitigating material risks and the appropriate allocation of resources related to such material risks.

The Risk Committee is charged with (i) discussing guidelines and policies to govern the process by which management assesses and manages exposure to risk; (ii) discussing major financial risk exposures and the steps management has taken to monitor and control such exposure; and (iii) reviewing in a general manner the processes in place to assess and manage risk. Recognizing that the Risk Committee’s role complements the Audit Committee’s role in risk oversight, our Risk Committee charter mandates that at least one member of the Audit Committee be a member of the Risk Committee. Currently, our Risk Committee consists of six members, three of whom are members of our Audit Committee, Mr. Alsfine, Mr. DeLoach and Mr. Reddin.

The Compensation and Human Resources Committee is primarily responsible for the design and oversight of our executive compensation policies, programs and practices. A key objective of the Compensation and Human Resources Committee, together with the Risk Committee, is to oversee the implementation and development of our compensation programs to ensure such programs are consistent with the Company’s general philosophy after accounting for the Company’s key risk profile. In 2014, the Compensation and Human Resources Committee and the Risk Committee reviewed the Company’s risk profile and related risk management processes and concluded that our then-current compensation policies and practices for our employees did not create risks reasonably likely to have a material adverse effect on us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, and certain of our officers and persons who beneficially own ten percent or more of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership of such securities with the SEC. Based solely upon a review of the copies of the filings furnished to us or prepared by us on behalf of such Section 16(a) filers, or written representations that no other reports were required, we believe that all of these filers complied with all Section 16(a) filing requirements during 2014.

EXECUTIVE OFFICERS

       Listed below is information regarding the Company’s executive officers as of March 17, 2015. All of our executive officers are elected by and serve at the discretion of the Board.

Name	Age	Position
Craig T. Monaghan	58	President and Chief Executive Officer
David W. Hult	49	Executive Vice President and Chief Operating Officer
Michael S. Kearney	63	Executive Vice President
Keith R. Style	41	Senior Vice President and Chief Financial Officer
George A. Villasana	47	Vice President, General Counsel and Secretary

Set forth below is a brief description of the business experience of the Company’s named executive officers for at least the past five years.

CRAIG T. MONAGHAN Please see Mr. Monaghan’s biographical information under “Current Class III Directors” above.

DAVID W. HULT has served as our Executive Vice President and Chief Operating Officer since November 2014 after holding the position of Chief Operating Officer at RJL McLarty Landers from January 2013 to November 2014. From June 2004 to July 2012, Mr. Hult held several roles with Group One Automotive, including Vice President of Fixed Operations and Marketing, Regional Vice President - East Region, and Market Director for New England. He has been an operator at the General Manager level as well as the regional level for a number of large automotive dealership groups. After serving our country in the US Army, Mr. Hult started his career as a retail sales associate within the automotive industry.

MICHAEL S. KEARNEY has served as a member of the Board since October 2012 and as our Executive Vice President. He also served as our Chief Operating Officer from March 2009 until November 2014. From March 2009 until February 2011, Mr. Kearney served as our Senior Vice President and COO. Prior thereto, Mr. Kearney served as the President and CEO of our former Eastern Region, which included Nalley Automotive Group in Georgia, Crown Automotive Company in North Carolina, South Carolina, Virginia and New Jersey, and Coggin Automotive Group and Courtesy Auto Group in Florida. Mr. Kearney joined Crown Automotive Company in 1990 as its CFO, and assumed the role of its President and CEO in September 2000. The Company acquired Crown Automotive Company in 1998.

As previously announced, Mr. Kearney is retiring from all positions with the Company, including as a member of the Board, effective March 31, 2015.

KEITH R. STYLE has served as our Senior Vice President and Chief Financial Officer since January 1, 2014. Mr. Style previously served as our Vice President of Finance since November 2008 overseeing the operational financial functions, management reporting and process improvement initiatives at the Company. Mr. Style joined the Company in October 2003 and held several prior positions with Asbury, including, Vice President of Investor Relations, Director of Budgeting & Forecasting, and Assistant Controller. Prior to joining the Company, Mr. Style held various finance and accounting positions with Sirius Satellite Radio, Inc., a satellite entertainment provider. Mr. Style began his career with Arthur Andersen LLP.

GEORGE A. VILLASANA has served as our Vice President, General Counsel and Secretary since April 2012 after holding the position of Senior Vice President and General Counsel at Swisher Hygiene Inc. from February 2011 to April 2012. From June 2007 to July 2010, Mr. Villasana served as Executive Vice President and General Counsel at Pet DRx Corporation, which he helped take public and which was later sold to VCA Antech, Inc. From August 2000 to June 2007, he served as Senior Corporate Counsel at AutoNation, Inc., the largest automotive retailer in the United States. Prior thereto, he was a corporate attorney with Holland & Knight, LLP, and Shutts & Bowen, LLP in Miami, Florida. Mr. Villasana began his career as an attorney with the U.S. Securities and Exchange Commission in Washington, D.C.

COMPENSATION DISCUSSION & ANALYSIS

This compensation discussion and analysis (“CD&A”) is focused primarily on the Company's compensation policies and programs as they relate to our executive officers in 2014, with certain additional detail about the compensation paid, or payable, to our “named executive officers.” Our named executive officers consist of our chief executive officer and chief financial officer and our three other most highly compensated executive officers in 2014. Our named executive officers in 2014 were as follows:

•	Craig T. Monaghan, President and Chief Executive Officer;

•	David W. Hult, Executive Vice President and Chief Operating Officer;

•	Michael S. Kearney, Executive Vice President and former Chief Operating Officer;

•	Keith R. Style, Senior Vice President and Chief Financial Officer; and

•	George A. Villasana, Vice President, General Counsel and Secretary.

Mr. Hult joined the Company as Executive Vice President and Chief Operating Officer on November 3, 2014. In connection therewith, Mr. Kearney retired from the position of Chief Operating Officer effective November 3, 2014, and, as previously disclosed, is retiring from all positions with the Company on March 31, 2015.

The Compensation and Human Resources Committee of the Board (also referred to in this CD&A as the “Committee”) is charged with various duties concerning the compensation of our executive officers including the development of our compensation philosophy relating to those individuals. With respect to decisions directly impacting executive compensation, the Committee’s primary responsibilities are to:

•
establish all aspects of compensation for our executive officers, including the named executive officers, and approve awards to the Chief Executive Officer, subject to Board ratification, under our incentive-based compensation plans;

•	oversee the development, implementation and administration of our compensation and benefit plans; and

•
prepare the Compensation and Human Resources Committee Report and review and discuss with management the CD&A, as required to be included in our annual proxy statement or annual report on Form 10-K filed with the SEC.

For additional information regarding the Committee’s function and composition, see “Governance of the Company—Committees of the Board—Compensation and Human Resources Committee.”

Overview

We believe that fostering an entrepreneurial spirit is essential to our success. Accordingly, we encourage our executive officers to manage our Company in a way that preserves the decision-making authority of our dealership managers especially those decisions that directly affect our customers. In furtherance of that principle, we have centralized a number of administrative activities at our corporate headquarters to allow our dealership managers to focus on dealership operations. As a result, the objectives of our executive compensation philosophy are to:

•	support the attainment of our vision, business strategy and operating imperatives;

•	guide the design and implementation of effective executive compensation and benefit plans;

•	reinforce our business values; and

•	align management and stockholder interests.

For 2014, the Committee worked with Pay Governance LLC (“Pay Governance”), its compensation consultant, described in more detail below, to develop and implement our executive compensation program for 2014. While we do not specifically benchmark our compensation against the companies in our Peer Group (as defined below), the Committee does analyze comparative data on compensation paid to executives in similar positions within the Peer Group. In evaluating this data and the implementation of the Company’s executive compensation programs in 2014, the Committee acknowledged that, as a result of the significant variable components of compensation described in more detail elsewhere in this CD&A, total executive compensation at target levels may be significantly above or below the actual compensation paid to executives in similar positions within the Peer Group based on our actual performance when compared to target performance.

In determining and setting the 2014 compensation levels of our named executive officers, the Committee acknowledged the recent achievements of our management team, including the following:

•	we grew adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings per share (“EPS”) by approximately 25% and 34%, respectively in 2013 compared to 2012;

•	our revenues grew 15% from the previous year, totaling approximately $5.3 billion;

•	we increased gross profit in all four of our business lines;

•	we delivered 68% in total shareholder return in 2013.

For 2014, the Committee approved incentive compensation programs designed to focus our executive management team on improving the measurable financial metrics described below, which are generally indicative of our success, including improving EBITDA, a metric used by management and that the Committee believes is often used by investors and market analysts in comparing performance and determining enterprise value.

The following achievements in 2014 impacted actual payouts and the overall compensation of our executive officers under our incentive compensation programs for 2014:

•	our adjusted EBITDA reached a record of $282.2 million, an increase of 15% over our 2013 adjusted EBITDA;

•	adjusted EPS was $4.37, an increase of 24% over the prior year;

•	our front-end light vehicle gross profit per light vehicle unit sold was $3,264, compared to $3,242 in 2013;

•	we improved our same-store fixed gross profit by 11% over 2013; and

•	our return on invested capital (“ROIC”), which is measured as EBITDA divided by invested capital (defined below) was 25%.

Elements of Compensation

The various elements of compensation provided by the Company are intended to (i) provide an appropriate level of financial certainty through non-variable compensation, (ii) implement our philosophy and ensure that a significant portion of total compensation is performance-based, and (iii) create a balance of short-term and long-term incentives. The key elements of our executive compensation program are outlined below, together with a summary of the purposes and considerations underlying each compensation element.

Compensation Element	Purpose/Underlying Consideration
Base Salary	•
To provide base pay based on the individual’s experience, skills, tenure and how critical the individual's role is to the company, historical individual performance and significant contributions, and the nature and scope of the individual’s responsibilities;

	•	to provide financial predictability;
	•	to provide a fixed component of compensation that is market competitive; and
	•	to attract and retain executive talent.

Short-Term Incentives (under our Annual Cash Incentive Plan)	•	To optimize annual operating results;
	•	to more directly align management and stockholder interests;
	•	to provide, along with base salary, market competitive cash compensation when targeted performance objectives are met;
	•	to provide appropriate incentives to exceed targeted results;
	•	to pay meaningful incremental cash awards when actual results exceed targeted results; and
	•	to encourage internal alignment and teamwork.

Long-Term Incentives (also referred to as “Equity-Based Compensation”)	•	To balance the short-term orientation of other compensation elements;
	•	to more directly align management with our stockholders’ long-term interests;
	•	to focus executives on the achievement of long-term results;
	•	to support the growth and profitability of each of our revenue sources;
	•	to provide retirement asset accumulation by key executives; and
	•	to retain key executive talent.

Employment and Severance Arrangements	•	To enable us to attract and retain talented executives;
	•	to protect our interests through appropriate restrictive post-employment covenants, including non-competition and non-solicitation;
	•	to, when and if appropriate, ensure that management is able to analyze any potential change in control transaction objectively; and
	•	to, when and if appropriate, provide for continuity of management in the event of a change in control.

Other Benefits	•	To be competitive in the markets where we compete for executive talent;
	•	to avoid materially different approaches to benefits among executive and non-executive employees; and
	•	to provide limited job-related and market-driven perquisites in line with our corporate governance philosophies.

Compensation Philosophy and Guidelines

The Committee, with the help of its independent compensation consultant, has developed our executive compensation philosophy. Our compensation philosophy sets forth certain general guidelines that the Committee considers in making decisions and recommendations related to executive compensation (including our named executive officers’ compensation). The key principles and considerations underlying our compensation philosophy are the following:

•	create a “pay-for-results” culture with clear emphasis on pay-for-performance and accountability;

•	effectively manage the cost of compensation programs by providing that a substantial portion of executive pay is in the form of variable, performance-based compensation;

•
consider total compensation in light of competitive market practices, internal equity considerations, the individual’s experience, skills, tenure and how critical the individual's role is to the company, historical individual performance and significant contributions, and the nature and scope of the individual’s responsibilities;

•	provide a balanced total compensation program to ensure management is not encouraged to take unnecessary or excessive risks;

•	encourage equity ownership by management;

•	reinforce teamwork and internal alignment of management; and

•	consider stakeholder perceptions and governance practices when formulating pay plans and actions.

Consistent with past practice, in order to effectively communicate expectations with and incentivize such individuals in connection with our performance, we generally make compensation program decisions in the first quarter of a year. Except with respect to executive officer changes during 2014 that resulted in the entry into new agreements relating to employment terms and conditions, substantially all compensation decisions for our executive officers for the 2014 fiscal year were made at the Committee’s regularly scheduled meeting in the first quarter of 2014. In 2014, all compensation decisions were consistent with our overall compensation philosophy and guidelines.

The Role of Stockholder Say-on-Pay Votes and Related Considerations

At our 2014 annual meeting of stockholders held on April 16, 2014, approximately 98.4% of the votes cast by stockholders’ on the advisory vote on executive compensation (the “say-on-pay proposal”) were in favor of the compensation of our named executive officers. The Committee believes this favorable vote affirms our stockholders’ support of its approach to executive compensation and, as a result, the Committee did not make material changes to the implementation of our executive compensation philosophy in 2014. Further, we provide our stockholders with the opportunity to vote annually on a say-on-pay proposal.

In addition to consideration given to the results of the vote on the say-on-pay proposal, at various times through the year the Committee considers direct and indirect input from stockholders and other stakeholders, and more general developments in executive compensation principles, in the development and implementation of the Company’s executive compensation philosophy, policies and practices. For additional information on how these considerations impacted 2014 and 2015 compensation decisions, see “Policies and Practices” below.

Policies and Practices

Our compensation philosophy and guidelines are implemented through a number of policies and practices described below. The Committee continually monitors and, as appropriate, adjusts our compensation policies and practices to ensure that they emphasize and reward executives for results that are consistent with stockholder interests and corporate governance best practices.

•
Appropriate Base Salary Adjustments. While we do not specifically benchmark base salary against companies in the Peer Group, the Committee works with a compensation consultant to set our executive officers’ overall compensation levels at levels it considers competitive with executives in similar positions within our Peer Group. As described below, at its regularly scheduled meeting in the first quarter of 2014, at which annual compensation decisions are typically made, the Committee made certain adjustments in the base salaries of certain of our named executive officers for 2014.

•
Tie Pay to Performance. The Committee believes that performance-based equity grants and compensation programs help to align management’s interests with the interests of our stockholders. To this end, in 2014, 60% of our equity awards which, as described elsewhere, are intended to act as long-term incentives are solely performance-based and vest over time.

•
Limit Perquisites. We have eliminated substantially all of the perquisites historically provided to our executive officers, retaining only those limited perquisites, such as the provision of car allowances or “demonstrator” vehicles, which we consider appropriate and typical in our industry.

•
Equity Ownership Guidelines. We maintain equity ownership guidelines applicable to, among others, our executive officers. These guidelines mandate stock ownership and serve to further align management, Board and stockholder interests by requiring the CEO and our other named executive officers and directors to own a number of shares of our common stock the value of which is equal to a stated multiple of his or her base salary or annual Board retainer, as applicable. For additional information, see “Securities Owned by Management and Certain Beneficial Owners—Equity Ownership Guidelines.”

•
Prohibition on Hedging of our Securities. We do not believe it is appropriate for officers, directors or other “insiders” to try to profit from short-term fluctuations in our stock price. As a result, our executive officers (as well as our other employees and members of our Board) are prohibited from engaging in short sales of our common stock and from buying or selling puts or calls or any other financial instruments designed to hedge or offset decreases or increases in the value of, our common stock. Additionally, our officers who are subject to the filing requirements of Section 16 of the Securities Exchange Act of 1934, as well as members of our Board, are prohibited from pledging our securities, including holding them in margin accounts.

•
Accelerated Vesting of Equity Awards Only Upon a “Double Trigger” in Connection with a Change of Control. In accordance with what the Committee determined as a best practice in compensation matters, equity-based awards granted under our 2012 Equity Incentive Plan and all awards granted after February 8, 2012 under our amended 2002 Equity Incentive Plan generally provide that an award will be accelerated in connection with a change of control transaction only if: (i) the acquiror does not replace or substitute the subject equity award with an equivalent award, or (ii) the participant’s employment is involuntarily terminated within two years following the change of control.

•
Recoupment Policy. We maintain a recoupment policy that requires certain officers to reimburse certain performance-based incentive compensation paid to them in the event that we are required to restate financial results due to fraud or intentional misconduct by such individuals.

•
Independent Compensation Consultant. Compensation determinations are made with the input of an independent compensation consultant engaged by the Committee. For further discussion of the selection and input of this compensation consultant, see “Compensation Consultant” below.

•
Appropriate Compensation Risk Assessment. The Committee annually reviews and assesses potential risks arising from our compensation programs. For a further discussion of this risk assessment, see “Governance of the Company—The Board’s Risk Oversight Role.”

Compensation Consultant

In 2014, the Committee retained Pay Governance as its independent executive compensation consultant. Pay Governance provides advice to the Committee on matters related to the fulfillment of the Committee’s responsibilities under its charter and on a wide range of executive compensation and related governance matters. As advisor to the Compensation and Human Resources Committee, Pay Governance reviews the total compensation strategy and pay levels for the Company’s executive officers, examines all aspects of the Company’s executive compensation programs to ensure their ongoing support of the Company’s business strategy, informs the Committee of developing legal and regulatory considerations affecting executive compensation and benefit programs, and provides general advice to the Compensation and Human Resources Committee with respect to compensation decisions pertaining to the Chief Executive Officer and other senior executives.

During 2014, at the Compensation and Human Resources Committee’s request, Pay Governance (i) provided competitive market data on compensation for executives at the 25th, 50th and 75th percentiles as reference points, (ii) reviewed our annual proxy statement disclosures, (iii) provided the Committee with an analysis of the compensation of the named executive officers as reported in the Company’s 2014 proxy statement as compared to the compensation provided to executives by the companies in the Peer Group as reported in their proxy statements, and (iv) provided the Committee with advice regarding various tax and regulatory issues related to executive compensation.

The primary peer group used for purposes evaluating our compensation levels in 2014 against executives in similar positions at our competitors consisted of the following companies (the “Peer Group”):

•
Automotive retailers: Advanced Auto Parts Inc., AutoNation, Inc., AutoZone, Inc., Carmax Inc., Group 1 Automotive, Inc., Lithia Motors Inc., O’Reilly Automotive, Inc., Penske Automotive Group, Inc., and Sonic Automotive Inc.; and

•	Other related companies: Avis Budget Group, Inc., Cabela’s, Inc., Genuine Parts Company, LKQ Corporation, Tiffany & Co., and Tractor Supply Company.

The Committee adopted this Peer Group in 2012 based on input and analyses by Pay Governance of companies that it believes are reflective of our retail business model and/or that operate in industries closely related to the Company. In addition, to provide a broad context across general industries, the Committee also considered pay data for companies outside of this Peer Group with annual revenue between $1 billion and $6 billion that participate in the Towers Watson Executive Compensation Database. The Committee reviewed the executive compensation data provided by Pay Governance at a high level in order to evaluate and confirm whether our executive compensation was within a reasonably competitive range, but did not set 2014 executive compensation levels at a specific target percentile within the Peer Group or any other comparator group. Rather, executive compensation decisions are based on the full consideration of all of the elements discussed above, together with the additional considerations discussed below, all of which provide input into the Committee’s deliberations and inform its decisions.

In 2014 the Committee also retained Pay Governance to provide advice with respect to the types, amount and competitiveness of the compensation paid to non-employee directors of the Company for their service on the Board. Such advice was delivered to the Governance and Nominating Committee of the Board, which is the committee responsible for recommending to the Board the compensation of directors.

At least annually, the Committee conducts a review of its compensation consultant's performance and potential conflicts of interest. In accordance with applicable SEC and NYSE requirements the Committee reviewed potential conflicts of interest with the compensation consultant's independence and concluded that the work of the compensation consultant, including the work delivered to the Governance and Nominating Committee, did not raise any conflicts of interest.

Additional Considerations in Executive Compensation Decisions

     As described above, while we do not specifically benchmark our compensation, the Committee generally aims to establish total compensation for our executive officers at levels it considers competitive with executives in similar positions within in our Peer Group. Notwithstanding this, however, given the use of short-term cash incentives and time-vested and performance-based equity compensation as principal components of compensation, the Committee expects that when our performance exceeds targeted performance levels, the actual payouts received by our executive officers may be above competitive median levels. In addition to considering the evaluations and analyses prepared by Pay Governance, to help evaluate our executive compensation against that of our Peer Group, the Committee considered a number of other factors when setting executive officer compensation for 2014, including:

•	the executive’s knowledge, skills, abilities, experience, tenure and how critical the individual's role is to the company;

•	the nature and scope of the individual’s responsibilities;

•	our financial condition; and

•	internal equity considerations.

In connection with the appointment of Mr. Hult as our EVP and COO, the Committee determined Mr. Hult's base salary in light of his prior experience and market data and other relevant factors as part of the negotiation conducted in connection with his hiring.

Review of 2014 Compensation

For 2014, each named executive officer was eligible to receive compensation consisting of the following four primary elements: (i) a base salary; (ii) a short-term (annual) incentive in the form of a cash bonus opportunity pursuant to our Amended and Restated Key Executive Incentive Compensation Plan; (iii) a long-term incentive in the form of equity grants under the 2012 Equity Incentive Plan; and (iv) perquisites and other benefits.

Base Salaries

Increases, if any, in base salaries for executive officers (other than for the CEO) are generally recommended to the Committee by the CEO on an annual basis, absent a change in circumstances at another time of year that would make reconsideration appropriate at that time. Increases in base salary for the CEO, if any, are initiated and approved by the Committee. In setting base salary, the Committee takes into account the executive’s current and expected experience, skills, tenure and importance to us, historical individual performance and significant contributions, and the nature and scope of the individual’s responsibilities. The Committee also considers our financial health and the compensation data from our Peer Group received from its independent compensation consultant.

Following the regular, annual review of base salaries by the Committee at its regularly scheduled meeting in the first quarter of 2014, the Committee awarded certain adjustments in base salaries to certain of the named executive officers. The base salaries for Mr. Monaghan and Mr. Kearney did not change for 2014. The base salaries for Mr. Style and Mr. Villasana were increased to the amounts shown in the table below effective April 1, 2014.

Annual base salaries in 2014 for the named executive officers were as follows:

Name	Title	Annual Base Salary
Craig T. Monaghan	President and CEO	$950,000
David W. Hult	EVP and COO	$700,000
Michael S. Kearney	EVP and Former COO (1)	$705,000
Keith R. Style	SVP, Chief Financial Officer	$400,000
George A. Villasana	VP, General Counsel and Secretary	$375,000

(1)		Mr. Kearney retired from the position of COO effective November 3, 2014, and, as previously announced, is retiring from all positions with the Company effective March 31, 2015.

Annual Cash Incentive Plan

     As described above, in order to motivate management toward the achievement of certain pre-established corporate goals and to remain competitive in the industry, we believe that a significant portion of each executive officer’s total compensation should be performance-based. We also believe that management is motivated by the opportunity to earn incremental cash compensation based upon the achievement of annual or similar shorter-term performance objectives, and that such additional compensation opportunity properly fosters effective management, innovative thinking, and the implementation of cost-saving measures by our executive officers, which may enable us to further enhance our stockholder value. The cash awards paid to our executive officers are paid under the terms of our Amended and Restated Key Executive Incentive Compensation Plan.

For fiscal year 2014, the Committee decided it was appropriate to use the same cash incentive plan structure that was used in fiscal year 2013, with potential payouts under the cash incentive plan being dependent upon the achievement of EBITDA (subject to adjustment as described below) correlated with actual United States Annual Automotive Sales (“USAAS”) as reported by Motor Intelligence. The selection of EBITDA as the performance benchmark for payouts under the annual cash incentive plan reflected the Committee’s continued belief that EBITDA is an important metric used by management from time to time to evaluate and analyze results and the impact on the Company of strategic decisions and actions relating to, among other things, events outside of normal, or “core,” business operations, and is often used by investors and market analysts in comparing performance and in determining enterprise value. Further, given the continual uncertain economic environment, and specifically within the automobile retailing industry in 2014, the Committee believed it was appropriate to establish award opportunities at various levels of actual USAAS, which remained highly uncertain and beyond the control of management. As a result, the Committee believed it was appropriate to increase target EBITDA at higher levels of USAAS.

In connection with the determination of EBITDA as the appropriate performance metric under the annual cash incentive plan, the Committee further believed it was appropriate to provide for certain potential adjustments to the traditional measure of EBITDA to account for the impact on our financial results of certain potential extraordinary items. These items typically result from strategic actions and decisions relating to, among other things, cost reduction, growth, and profitability improvement initiatives, and other events outside of normal, or core, business operations. The Committee believed these items are not properly allocable to the determination of operational results in a given period.

To account for the potential for different levels of USAAS at each established level of USAAS under the annual cash incentive plan, for 2014 three EBITDA performance goals were established: (i) a “threshold” level; (ii) a “target” level; and (iii) a “maximum” bonus level. Under the terms of the annual cash incentive plan, if EBITDA did not meet the established “threshold” level at the actual USAAS, no payouts would be made under the plan. Further, if EBITDA exceeded the established “maximum” level at the actual USAAS, payout under the annual cash incentive plan would be limited as if performance had equaled the maximum performance goal. If actual USAAS was between two established levels, or if the achievement of EBITDA performance goals was between threshold and target levels, or target and maximum levels, participants would be entitled to a ratable portion of any payment due based upon linear interpolation.

In determining what it considered an appropriate “target” performance goal at the various levels of USAAS, the Committee consulted with management and evaluated various internally-prepared models and forecasts. The Committee approved the threshold and maximum performance goals at 85% and 115% of target, respectively.

The table below sets out the threshold, target and maximum EBITDA performance goals approved for 2014.

EBITDA Performance Goals (in millions)
Actual USAAS (in millions)	Threshold (85% of Target) 50% Payout	Target (100%) 100% Payout	Maximum (115% of Target) 200% Payout
13.2 & lower	$ 193.0	$ 227.1	$ 261.2
14.2	$ 204.2	$ 240.2	$ 276.2
15.2	$ 215.3	$ 253.3	$ 291.3
16.2	$ 226.4	$ 266.4	$ 306.4
17.2	$ 237.6	$ 279.5	$ 321.4
18.2 & above	$ 248.7	$ 292.6	$ 336.5

For 2014, actual USAAS as reported by Motor Intelligence was 16.5 million. Based on this level of USAAS, EBITDA levels for the purpose of determining payouts under the annual cash incentive plan were calculated by interpolation as follows: threshold: $229.8 million; target: $270.3 million; and maximum: $310.9 million. The Company recorded EBITDA of $282.7 million in 2014, and the Committee, using its discretion under the program, established a payout at 129% of target under the cash incentive plan. Such payout amounts were within, and subject to, the maximum amounts described below under the caption “Section 162(m).”

The Committee established incentive opportunities, as a percentage of base salary, for each named executive officer dependent upon each named executive officer’s respective current and expected positions, skills, and experience, as well as other factors described above, including the degree of responsibility assumed and expected to be assumed by such individual for aspects of the organization that impact our financial performance. The target bonus opportunity for each of Messrs. Monaghan, Hult, Kearney, Style, and Villasana was set at 100%, 75%, 75%, 55% and 40% of their respective base salaries. Mr. Hult's actual payment was prorated for the portion of the year during which he was employed by us. The various bonus opportunities (as a percentage of base salary) and actual dollar amounts paid pursuant to the 2014 annual cash incentive plan are detailed in the table below.

Name	Threshold Opportunity	Target Opportunity	Maximum Opportunity	Actual Payment (129% of Target)
Craig T. Monaghan	50%	100%	200%	$1,225,500
David W. Hult	37.5%	75%	150%	$112,875
Michael S. Kearney	37.5%	75%	150%	$682,088
Keith R. Style	27.5%	55%	110%	$283,800
George A. Villasana	20%	40%	80%	$193,500

Equity-Based Compensation

The Committee generally does not use a specific formula for allocating equity-based compensation as a percentage of total compensation for the named executive officers. For 2014, consistent with prior years, the Committee considered a number of factors in establishing the level of long-term compensation for each named executive officer, primarily:

•	Peer Group compensation pay practices and norms for comparable executives;

•	general industry pay levels for comparable executives as gathered from publicly-available sources;

•	historical individual performance and responsibility of the executive;

•	knowledge, skills, abilities, experience, tenure and how critical the individual's role is to the company;

•	expected future responsibilities of the executive;

•	the impact of recent historical equity-based compensation decisions, awards and payouts to each executive; and

•	internal pay equity considerations.

To ensure that equity-based awards to executive officers in 2014 addressed both the long-term performance and retention objectives of our equity incentive plan, the Committee decided that the annual grant (other than Mr. Hult) would consist of:

•	40% time-vesting restricted stock, which the Committee believes enhances executive officer retention; and

•
60% performance share units, the vesting of which is subject to our achievement of certain performance metrics, which the Committee believes provides an appropriate amount of executive officer focus on our financial success, as well as the continued employment of the executive.

When executives first join the Company, it also is customary for the Committee to grant the executive an equity award, in furtherance of our principle of encouraging equity ownership by management and to assist the executive in meeting our equity ownership guidelines. As such, upon joining the Company in November 2014, Mr. Hult was granted a hiring award of 7,090 shares of restricted stock. In light of a number of factors, including the timing of his hiring, pay equity considerations in light of his prior experience, the desire to provide certainty toward the achievement of compliance with our equity ownership guidelines and negotiations conducted in connection with his hiring, it was determined appropriate that Mr. Hult’s entire 2014 equity award would be in the form of restricted stock, rather than having a portion of such awards at-risk based on Company performance in 2014.

In 2014, the named executive officers were granted the number of shares of restricted stock and the number of performance share unit awards (at target performance levels) set forth beside his name below:

Name	Number of Shares of Restricted Stock Granted (1)	Number of Performance Share Units Granted (at Target Performance Level) (1)
Craig T. Monaghan	20,305	30,458
David W. Hult	7,090	—
Michael S. Kearney	9,748	14,622
Keith R. Style	3,657	5,486
George A. Villasana	2,844	4,267

(1) All such amounts were within, and subject to, the maximum amounts described below under the caption “Section 162(m).”

2014 Restricted Stock Award Features

The 2014 restricted stock awards granted to the named executive officers generally vest ratably over three years (two years in the case of Mr. Kearney in light of his years of service to the Company and in order to provide an additional retention benefit) beginning on the first anniversary of the grant date. In the event that dividends are paid on shares of our common stock at any time when restricted stock awards remain unvested, any such dividends will accrue and be payable to the grantee upon vesting of the underlying restricted shares. In the event such shares do not vest, no such dividends will be paid.

2014 Performance Share Unit Award Features

The performance share unit awards granted to the named executive officers had a performance period based on our fiscal year 2014 performance (described below) and assuming satisfaction of such performance requirements provide for ratable vesting over three-years (two years in the case of Mr. Kearney for the reasons cited above), with one-third of the award vesting on each of the (i) later of the first anniversary of the grant date, or the date the Committee determines the actual award; (ii) the second anniversary of the grant date; and (iii) the third anniversary of the grant date (with one-half of Mr. Kearney's award vesting on each of the dates set forth in (i) and (ii) above) and require continued employment through the vesting period. Such performance share unit awards, if paid, will be paid in shares of our common stock. In considering the performance share unit program, the Committee believed it was important to set what it considered challenging yet attainable targets for the performance period. The Committee determined that it would be difficult to project our performance over a multi-year performance period. It therefore determined that a one-year performance period, with subsequent year vesting restrictions, remained appropriate, including providing sufficient alignment between management and stockholder interests and serving as a valuable executive-retention tool.

Under the performance share unit awards program, each executive (other than Mr. Hult) was awarded a number of performance share units that could be earned based on our performance relative to certain comparable companies with respect to the performance metrics described below. These metrics were selected because of their relative importance to our financial success. The number of performance share units awarded to each executive was recommended to the Committee by the CEO based on the factors described above at “Equity Based Compensation,” and included but were not limited to each executive’s past performance and level of responsibility. The number of performance share units awarded to the CEO was determined by the Committee and awarded to the CEO based on these same factors.

The actual number of performance share units that could be earned was based on the achievement of certain performance goals approved by the Committee in the first quarter of the year. The number of share units awarded was determined based on the Committee’s evaluation of our performance against our competitors based on the metrics described below, and could range from 0% to 150% of the target number of units. The Committee initially approved a payout range of 0% to 150% of the target award for 2014 consistent with a prevailing market trend of reduced maximum payout levels to reduce potential concerns regarding excessive risk-taking by employees eligible for such awards.

Under our 2014 performance share unit award program, our performance, and thus the actual number of shares to be earned, was to be determined or scored based upon the following five performance elements, which were chosen because the Committee determined them to be key drivers of long-term performance in our industry:

•	front-end light vehicle gross profit per light vehicle unit sold;

•	percentage improvement in same-store gross profit measured against the prior fiscal year;

•	EBITDA margin;

•	basis point improvement in EPS measured against the prior fiscal year; and

•	ROIC.

For these purposes, EBITDA margin is defined as EBITDA divided by total gross profit. EBITDA is defined as earnings before non-floor plan interest, any gain/loss on repurchase of debt, income taxes, depreciation and amortization, impairment expenses and other publicly reported non-core items. ROIC is defined as EBITDA divided by invested capital. Invested capital is defined as book value of total debt (excluding floor plan debt) less cash, or “net debt”, plus book value of equity.

The 2014 performance share unit award program was designed so that each element of our performance would be considered in light of our overall performance, general market conditions and the comparable element of performance for AutoNation, Inc., Group 1 Automotive, Inc. and Sonic Automotive, Inc. (the “PSU Peer Group”), our three most comparable competitors based on lines of business. Our performance relative to the performance of each member of the PSU Peer Group are evaluated and scored by reference to each entity’s most recently publicly available financial results.

The scores for each performance element are cumulated, such that the highest achievable score would result in a payout at 150% of target, the lowest achievable score would result in a payout at 0% of target and a score in between would be interpolated.

After evaluating our performance on a cumulative basis, under each of the five performance metrics discussed above, including as compared to the performance of the PSU Peer Group and general market conditions, the Committee, using its discretion under the program, established a payout of a number of shares of our common stock at 145% of target. Payments of awards pursuant to the 2014 performance share unit award program were made as set forth below. All such amounts were within, and subject to, the maximum amounts described above under the caption “Section 162(m).”

Name	Target Number of PSUs Granted	Number of Shares of Common Stock Awarded Under the 2014 Performance Share Unit Award Program
Craig T. Monaghan	30,458	44,165
David W. Hult	—	—
Michael S. Kearney	14,622	21,202
Keith R. Style	5,486	7,955
George A. Villasana	4,267	6,188

In accordance with the terms of the 2014 performance share unit award program, one-third of the award to each named executive officer (other than Mr. Kearney) vested on the later of the first anniversary of the grant date and the date the payout of a number of shares of our common stock is established by the Committee. One-half of Mr. Kearney's award vested on such date as described above.

Other Benefits

In 2014, our executive officers were eligible to participate in the employee benefit plans generally available to all of our employees in the corporate office, including medical, dental, life and disability insurance plans, as well as to participate in our 401(k) plan.

In the automobile retailing industry, senior executives are typically provided with the use of one or more demonstrator vehicles from a retailer’s inventory of new vehicles in order to, among other things, show support for the retailer’s offered brands. Executives are typically entitled to these vehicles for business and personal use. Management has limited the number of demonstrator vehicles provided to our employees due to the risks associated with the use of such vehicles. To provide a similar benefit, we provide a cash car allowance of $800 per month to our corporate officers at the vice president level and above, including our named executive officers. In 2014, Messrs. Monaghan, Hult (during the period of the year in which he was employed by us) and Kearney each were entitled to use one demonstrator automobile pursuant to the terms of their respective employment agreements.

Employment, Severance and Change in Control Arrangements

General Provisions of Employment, Severance and Separation Agreements

In connection with the implementation of certain aspects of our succession plan and as a retention and executive recruitment tool, we have entered into employment agreements with Messrs. Monaghan, Hult and Kearney. In addition, we are currently party to certain agreements relating to severance and/or separation arrangements with Messrs. Style and Villasana. These agreements provide for certain benefits in the event of involuntary termination without cause or for good reason by the named executive officer, and additional benefits in the event of termination within two years following a change in control for Messrs. Style and Villasana.

We believe that these agreements serve as appropriate retention and motivational tools for these executives by generally providing a measure of financial security in the event of an unplanned termination of employment, with the exception of a termination for cause. Furthermore, from time to time, we examine various strategic alternatives, and the provisions of these agreements are important to retain these key people whose continued employment might be at risk in certain changes of control, although such transactions may otherwise be in the best interests of our stockholders. As a corporate policy, we believe that it may be difficult to attract and retain talented executives with provisions in our severance arrangements that deny severance benefits in the event of a termination for performance-related issues.

A description of the terms of these employment, severance and separation agreements, including the potential payouts to these individuals pursuant to applicable severance provisions thereof, are summarized in the “Employment Agreements and Potential Payments Upon Termination” section of this proxy statement.

Section 162(m)

Section 162(m) of the Code generally imposes a $1,000,000 per taxable year ceiling on the tax deductibility to a company of remuneration paid (not including amounts deferred) to the company’s chief executive officer and any one of the other three most highly compensated executive officers of a publicly held corporation (with the exception of such company’s chief financial officer), unless the remuneration is treated as performance-based or is otherwise exempt from the provisions of Section 162(m). While we intend to maximize the tax-efficiency of our compensation programs generally, the Committee and the Board retain the flexibility in the manner in which we award compensation to act in the best interests of the Company and its stockholders, including awarding compensation that may not be deductible by reason of Section 162(m).

The Committee administers annual cash incentive awards under our Amended and Restated Key Executive Incentive Compensation Plan (the “Key Incentive Plan”), which was most recently approved by our stockholders in 2014, and long-term equity incentive awards under our 2012 Equity Incentive Plan (the “2012 Equity Plan”), which was most recently approved by our stockholders in 2012. The Committee structures these awards with the goal of maximizing the tax deductibility of certain awards as “performance-based” compensation under Section 162(m) of the Code, to the extent practical and deemed appropriate, consistent with maintaining competitive compensation. The Committee does not guarantee that any particular awards will be intended to qualify as “performance-based” compensation or that any awards that are intended to so qualify in fact will meet all of the applicable requirements.

Commencing with fiscal year 2012, in connection with annual cash incentive awards and long-term equity incentive awards, the Committee selects an objective upper limit on annual cash incentive award and long-term equity incentive awards that a named executive officer may receive based on the achievement of specified EBITDA performance levels (adjusted as described above under “- Review of 2014 Compensation”), and may not increase awards above these maximum amounts (the “Umbrella Plan”). Each year, the Committee uses its discretion under this Umbrella Plan to establish secondary performance criteria under its annual cash incentive awards granted under the Key Incentive Plan and long-term equity incentive awards under the 2012 Equity Plan. The Committee may only apply negative discretion to the objective upper limit established under the Umbrella Plan, but may apply positive or negative discretion to the secondary performance metrics established for any annual cash incentive awards or long-term equity awards. For fiscal 2014, the Committee applied negative discretion to the objective upper limit under the Umbrella Plan to arrive at the actual annual cash incentive plan awards and long-term equity incentive awards received by our named executive officers.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation and Human Resources Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Exchange Act and, based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Members of the Compensation and Human Resources Committee
Janet M. Clarke (Chair)
Dennis E. Clements
Juanita T. James
Eugene S. Katz
Scott L. Thompson

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, Ms. Clarke (Chair), Mr. Clements, Ms. James and Mr. Katz, none of whom is or was formerly an officer or employee of the Company, were members of the Compensation and Human Resources Committee of our Board. None of the Compensation and Human Resources Committee members or other members of the Board serves as an executive officer of any entity for which one of the Company’s executive officers serves as a director or member of such other entity’s Compensation and Human Resources Committee.

EXECUTIVE COMPENSATION

The following table shows the compensation paid for fiscal years 2014, 2013 and 2012 to our CEO, our CFO and our three other most highly compensated executive officers of the Company in 2014 (collectively, the “named executive officers”). For a more detailed discussion about the compensation arrangements for these executive officers, see “Compensation Discussion and Analysis.”

SUMMARY COMPENSATION TABLE

Name and Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation	Total

Craig T. Monaghan	2014	$950,000	$2,498,555	$1,225,500	$20,915 (3)	$4,694,970
President and CEO	2013	$916,667	$2,248,571	$1,586,500	$32,423	$4,784,161
	2012	$750,000	$1,748,896	$1,035,000	$26,799	$3,560,695
David W. Hult	2014	$116,667 (4)	$500,058	$112,875 (5)	$28,143 (6)	$757,743
Executive Vice President and COO
Michael S. Kearney	2014	$705,000	$1,199,492	$682,088	$14,422 (7)	$2,601,002
Executive Vice President and former COO	2013	$700,000	$1,199,471	$883,013	$16,530	$2,799,014
	2012	$675,000	$1,049,846	$698,625	$16,097	$2,439,568
Keith R. Style	2014	$391,250	$450,019	$283,800	$9,600 (8)	$1,134,669
Senior Vice President and CFO
George A. Villasana	2014	$368,750	$350,004	$193,500	$9,600 (8)	$921,854
Vice President, General Counsel and Secretary	2013	$344,167	$349,700	$233,800	$62,100	$989,767
	2012	$223,125 (9)	$315,010	$123,107 (10)	$134,300	$795,452

(1)
The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards of performance shares and shares of restricted stock for the fiscal years ended December 31, 2014, 2013 and 2012, as described in the “Compensation Discussion and Analysis—Equity-Based Compensation” discussion and in footnote 2 of the “Grants of Plan-Based Awards Table” below. For a more detailed discussion of the assumptions used to determine the valuation of the stock awards set forth in this column, please see a discussion of such valuation in Note 22 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 24, 2015.

The maximum possible value of performance awards at the grant date (based on the assumption that the highest level of performance is achieved) granted to each of our named executive officers in 2014 was as follows: Mr. Monaghan: $2,248,714; Mr. Kearney: $1,079,542; Mr. Style: $405,031; and Mr. Villasana: $315,033. For additional information on the actual number of performance share awards granted, see the discussion under “Compensation Discussion and Analysis – Review of 2014 Compensation – Equity Based Compensation” above.

(2)
The amounts in this column represent the actual amount paid under the applicable year’s annual cash incentive plan. The amounts represent the entire cash incentive award earned by the named executive officers in those fiscal years.

(3)	Represents (i) the imputed income associated with the use of one demonstrator vehicle valued at $11,315; and (ii) an automobile allowance of $9,600.

(4)	Represents base salary from November 3, 2014, the date he commenced employment with the Company, to December 31, 2014.

(5)	Represents the pro rata annual cash incentive plan amount earned from November 2, 2014, the date he commenced employment with the Company.

(6)	Represents (i) an automobile allowance of $1,600; and (ii) the first portion of a sign on bonus paid to Mr. Hult in lieu of relocation benefits.

(7)	Represents (i) the imputed income associated with the use of one demonstrator vehicle valued at $4,822; and (ii) an automobile allowance of $9,600.

(8)	Represents an automobile allowance of $9,600.

(9)	Represents base salary from April 16, 2012, the date he commenced employment with the Company, to December 31, 2012.

(10)	Represents the pro rata annual cash incentive plan amount earned from April 16, 2012, the date he commenced employment with the Company.

2014 GRANTS OF PLAN-BASED AWARDS TABLE

			Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1) ($ amount)			Estimated Future Payouts Under Equity Incentive Plan Awards (2) (# of shares)			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock and Option Awards
Name	Approval Date	Grant Date	50% Threshold	100% Target	200% Maximum	Threshold	Target	Maximum
Craig T. Monaghan		1/29/2014	$475,000	$950,000	$1,900,000
	1/29/2014	2/5/2014							20,305	$999,412
	1/29/2014	2/5/2014				6,092	30,458	45,687		$1,499,143
David W. Hult		10/14/2014	$43,750	$87,500	$175,000
	10/14/2014	11/3/2014							7,090	$500,058
Michael S. Kearney		1/29/2014	$264,375	$528,750	$1,057,500
	1/29/2014	2/5/2014							9,748	$479,797
	1/29/2014	2/5/2014				2,924	14,622	21,933		$719,695
Keith R. Style		1/29/2014	$110,000	$220,000	$440,000
	1/29/2014	2/5/2014							3,657	$179,998
	1/29/2014	2/5/2014				1,097	5,486	8,229		$270,021
George A. Villasana		1/29/2014	$75,000	$150,000	$300,000
	1/29/2014	2/5/2014							2,844	$139,982
	1/29/2014	2/5/2014				853	4,267	6,401		$210,022

(1)
Represents potential payouts under our annual cash incentive plan for each named executive officer. For a more detailed discussion of the annual cash incentive plan and the actual awards paid under this plan, see the section of the proxy statement entitled, “Compensation Discussion and Analysis—Annual Cash Incentive Plan” and the “Summary Compensation Table” above.

(2)
Represents performance share unit awards. For a more detailed description of the Company’s performance share program, see the section of this proxy statement entitled, “Compensation Discussion and Analysis—Equity-Based Compensation.”

(3)
Represents grants of restricted stock. For a more detailed discussion of these awards, see the section of the proxy statement entitled, “Compensation Discussion and Analysis—Equity-Based Compensation” and the “Summary Compensation Table” above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2014

	Stock Awards (1)
Name	Number of Shares of Stock or Units of Stock That Have Not Vested	Market Value of Shares of Stock or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
Craig T. Monaghan	48,919	$3,713,930	95,316	$7,236,391
David W. Hult	7,090	$538,273	—	$—
Michael S. Kearney	23,492	$1,783,513	44,774	$3,399,242
Keith R. Style	6,141	$466,225	11,530	$875,358
George A. Villasana	9,299	$705,980	11,801	$895,932

(1)
All information in the “Stock Awards” portion of the table relates to (i) awards of performance shares assuming a payout at the maximum level of performance, and (ii) awards of shares of restricted stock.

(2)	Based on a stock price of $75.92, the closing price of our common stock on December 31, 2014.

(3)
Represents the aggregate payout value of performance shares underlying each award of performance shares that have not yet vested, calculated by multiplying (x) the target number of performance shares by $75.92, the closing price of our common stock on December 31, 2014.

2014 STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Craig T. Monaghan	44,730	$2,236,719
David W. Hult	—	$—
Michael S. Kearney	30,713	$1,542,653
Keith R. Style	6,393	$317,235
George A. Villasana	5,211	$289,198

(1)	The number of shares acquired upon vesting represents the net number of shares acquired after the surrender of any shares to satisfy tax withholding requirements.

(2)
The value realized on the vesting of shares of restricted stock or performance share awards represents the net number of shares acquired after the surrender of any shares to satisfy tax withholding requirements multiplied by the closing price of our common stock, as reported on the NYSE, on the vesting date of the restricted stock or the payout date of the performance share awards, as applicable.

EMPLOYMENT ARRANGEMENTS AND POTENTIAL PAYMENTS
UPON TERMINATION AND CHANGE IN CONTROL

Employment Agreement with Craig T. Monaghan

We have entered into an employment agreement with Craig T. Monaghan, our President and CEO (such agreement, as amended and restated to date, the “Monaghan Agreement”). The Monaghan Agreement expires on February 9, 2016, and provides for automatic extensions for successive one-year periods, unless either party provides notice of termination to the other. Upon any termination, Mr. Monaghan will cease to be an officer and director of the Company and any of its affiliates.

Under the Monaghan Agreement, Mr. Monaghan’s base salary is subject to periodic review and increase, and he is entitled to receive an annual bonus (which includes a non-equity incentive compensation award opportunity) based on a target of 100% of his then-current base salary. Mr. Monaghan is also eligible to receive annual equity or other long-term incentive awards granted under the Company’s long-term equity incentive plans and is entitled to a monthly automobile allowance and the use of a Company owned demonstrator vehicle.

Under the terms of the Monaghan Agreement, if (i) the Company elects not to extend the Monaghan Agreement and, at its expiration, Mr. Monaghan will not have attained age 65, or (ii) the Company terminates the Agreement without “cause” or (iii) Mr. Monaghan terminates the Monaghan Agreement for “good reason” when no “change in control” has occurred (any of the foregoing, a “Monaghan Non-Change in Control Qualifying Termination”), Mr. Monaghan will be entitled to the following:

•	100% of his base salary, plus 100% of his target annual bonus (which includes any non-equity incentive plan compensation);

•	a pro-rated bonus (which includes any non-equity incentive plan compensation) based on actual performance for the year of termination;

•	continued participation for 12 months in all health and welfare plans of the Company in effect immediately prior to the termination of employment; and

•	accelerated vesting of all unvested equity and other long-term incentive awards that would have vested in the 364 days following the termination of the Monaghan Agreement.

Also under the terms of the Monaghan Agreement, if Mr. Monaghan is terminated without cause or resigns for good reason within two years following a change in control (a “Monaghan Change in Control Qualifying Termination” and, together with a Monaghan Non-Change in Control Qualifying Termination, as the case may be, a “Monaghan Qualifying Termination”), Mr. Monaghan will be entitled to the following:

•	200% of his base salary, plus 200% of his target annual bonus (which includes any non-equity incentive plan compensation);

•	a pro-rated bonus (which includes any non-equity incentive plan compensation) based on target performance for the year of termination;

•	continued participation for 24 months in all health and welfare plans of the Company in effect immediately prior to the termination of employment; and

•	vesting of all unvested equity and other long-term incentive awards, effective on the date of the change in control.

The foregoing severance payments are conditioned upon Mr. Monaghan executing a general release in favor of the Company. The Monaghan Agreement also contains certain confidentiality, non-compete and non-solicit obligations. In the event of a breach of these obligations, the Company may stop paying any amounts due, as described above, and demand repayment of 50% of the severance amounts paid prior to the breach of such obligations.

The Monaghan Agreement also provides that, if Mr. Monaghan retires after reaching age 65, then upon such retirement, all of his equity and long-term incentive awards not vested as of his effective retirement date will continue to vest without regard to such retirement.

Employment Agreement with David W. Hult

We have entered into an employment agreement with David W. Hult, our Chief Operating Officer (such agreement the “Hult Agreement”). The Hult Agreement expires on November 3, 2015, and provides for automatic extensions for successive one-year periods, unless either party provides notice of termination to the other. Upon any termination, Mr. Hult will cease to be an officer of the Company and any of its affiliates.

Under the Hult Agreement, Mr. Hult’s base salary is subject to periodic review and increase, and he is entitled to receive an annual bonus (which includes a non-equity incentive compensation award opportunity) based on a target of 75% of his then-current base salary. Mr. Hult is also eligible to receive annual equity or other long-term incentive awards granted under the Company’s long-term equity incentive plans and is entitled to a monthly automobile allowance and the use of a Company owned demonstrator vehicle. The Hult Agreement also provided for a signing bonus of $100,000 in lieu of relocation assistance and is being paid in 12 equal installments over the 12 months following his date of employment. This signing bonus is subject to repayment in the event Mr. Hult terminates his employment with the Company before the second anniversary of his employment.

Under the terms of the Hult Agreement, if (i) the Company elects not to extend the Hult Agreement and, at its expiration, Mr. Hult will not have attained age 65, or (ii) the Company terminates the Agreement without “cause” or (iii) Mr. Hult terminates the Hult Agreement for “good reason” when no “change in control” has occurred (any of the foregoing, a “Hult Non-Change in Control Qualifying Termination”), Mr. Hult will be entitled to the following:

•	100% of his base salary, plus 100% of his target annual bonus (which includes any non-equity incentive plan compensation);

•	a pro-rated bonus (which includes any non-equity incentive plan compensation) based on actual performance for the year of termination;

•	continued participation for 12 months in all health and welfare plans of the Company in effect immediately prior to the termination of employment; and

•	accelerated vesting of all unvested equity and other long-term incentive awards that would have vested in the 364 days following the termination of the Hult Agreement.

Also under the terms of the Hult Agreement, if Mr. Hult is terminated without cause or resigns for good reason within two years following a change in control (a “Hult Change in Control Qualifying Termination” and, together with a Hult Non-Change in Control Qualifying Termination, as the case may be, a “Hult Qualifying Termination”), Mr. Hult will be entitled to the following:

•	200% of his base salary, plus 200% of his target annual bonus (which includes any non-equity incentive plan compensation);

•	a pro-rated bonus (which includes any non-equity incentive plan compensation) based on target performance for the year of termination;

•	continued participation for 24 months in all health and welfare plans of the Company in effect immediately prior to the termination of employment; and

•	vesting of all unvested equity and other long-term incentive awards, effective on the date of the change in control.

The foregoing severance payments are conditioned upon Mr. Hult executing a general release in favor of the Company. The Hult Agreement also contains certain confidentiality, non-compete and non-solicit obligations. In the event of a breach of these obligations, the Company may stop paying any amounts due, as described above, and demand repayment of 50% of the severance amounts paid prior to the breach of such obligations.

The Hult Agreement also provides that, if Mr. Hult retires after reaching age 65, then upon such retirement, all of his equity and long-term incentive awards not vested as of his effective retirement date will continue to vest without regard to such retirement.

Employment Agreement with Michael S. Kearney

We have entered into an employment agreement with Michael S. Kearney, our Executive Vice President (such agreement as amended and restated to date, the “Kearney Agreement”). The Kearney Agreement expires on February 9, 2016, and provides for automatic extensions for successive one-year periods, unless either party provides notice of termination to the other. Upon any termination, Mr. Kearney will cease to be an officer and director of the Company and any of its affiliates.

Under the Kearney Agreement, Mr. Kearney’s base salary is subject to periodic review and increase, and he is entitled to receive an annual bonus (which includes a non-equity incentive plan award opportunity) based on a target of 75% of his then-current base salary. Mr. Kearney is also eligible to receive annual equity grants or other long-term incentive awards granted under the Company’s long-term equity incentive plans and is entitled to a monthly automobile allowance and the use of a Company owned demonstrator vehicle.

Under the terms of the Kearney Agreement, if (i) the Company elects not to extend the Kearney Agreement and, at its expiration, Mr. Kearney will not have attained age 65, or (ii) the Company terminates the Agreement without “cause” or (iii) Mr. Kearney terminates the Kearney Agreement for “good reason” when no “change in control” has occurred (any of the foregoing, a “Kearney Non-Change in Control Qualifying Termination”), Mr. Kearney will be entitled to the following:

•	100% of his base salary, plus 100% of his target annual bonus (which includes any non-equity incentive plan compensation);

•	a pro-rated bonus (which includes any non-equity incentive plan compensation) based on actual performance for the year of termination;

•	continued participation for 12 months in all health and welfare plans of the Company in effect immediately prior to the termination of employment; and

•	accelerated vesting of all unvested equity and other long-term incentive awards that would have vested in the 364 days following the termination of the Hult Agreement.

Also under the terms of the Kearney Agreement, if Mr. Kearney is terminated without cause or resigns for good reason within two years following a change in control (a “Kearney Change in Control Qualifying Termination” and, together with a Kearney Non-Change in Control Qualifying Termination, as the case may be, a “Kearney Qualifying Termination”), Mr. Kearney will be entitled to the following:

•	200% of his base salary, plus 200% of his target annual bonus (which includes any non-equity incentive plan compensation);

•	a pro-rated bonus (which includes any non-equity incentive plan compensation) based on target performance for the year of termination;

•	continued participation for 24 months in all health and welfare plans of the Company in effect immediately prior to the termination of employment; and

•	vesting of all unvested equity and other long-term incentive awards, effective on the date of the change in control.

The foregoing severance payments are conditioned upon Mr. Kearney executing a general release in favor of the Company. The Kearney Agreement also contains certain confidentiality, non-compete and non-solicit obligations. In the event of a breach of these obligations, the Company may stop paying any amounts due, as described above, and demand repayment of 50% of the severance amounts paid prior to the breach of such obligations.

The Kearney Agreement also provides that if Mr. Kearney retires after reaching age 65, then upon such retirement, all of his equity and long-term incentive awards not vested as of his effective retirement date will continue to vest without regard to such retirement.

On April 21, 2014, Mr. Kearney provided notice to the Company of his plan to retire from all positions with the Company on March 31, 2015.

Severance Agreements with Keith R. Style and George A. Villasana

The Company is party to a severance agreement (each, a “Severance Agreement”) with each of Mr. Style and Mr. Villasana. The Severance Agreements provide for one year of base salary, one year of benefits continuation, and a pro-rated bonus (which includes any payment under a non-equity incentive compensation plan) in the amount that the affected executive would have received had he not been terminated during such year (collectively, the “Severance Payment”) if the affected executive is terminated by the Company without “cause,” or if the affected executive terminates his employment with the Company due to the occurrence of certain events (described below) specified in the Severance Agreement within two years following a change in control (either of the foregoing, a "Qualifying Termination”).

The Severance Agreements require the affected executive to execute a general release in favor of the Company as a condition to receiving any Severance Payments. The Severance Agreements also contain certain confidentiality, non-compete and non-solicit obligations and provides that, if such obligations are breached by the affected executive, the Company has the right to stop making any otherwise required severance payments. The Severance Agreements also provide that the affected executive will not receive any Severance Payment in the event of termination due to death, disability, retirement, voluntary resignation or termination by the Company for cause.

Equity Incentive Plan Payout Provisions

In addition to the payments required to be made in connection with certain qualifying separations from service described above, whether or not in connection with a change in control of the Company, awards made under the Company’s 2002 Equity Incentive Plan prior to February 8, 2012 generally provided for the accelerated vesting thereof (of unvested options and unvested shares of restricted stock), and the accelerated calculation and payout of performance shares outstanding thereunder upon a change in control of the Company. On February 8, 2012, the Company amended and restated its 2002 Equity Incentive Plan to provide that awards made from and after that date, subject to the terms of any individual employment or severance agreements, will be accelerated in connection with a change in control transaction only if: (i) the acquiror does not replace or substitute an equivalent award, or (ii) a participant holding replacement awards is involuntarily terminated within two years following a Change of Control. The Company’s 2012 Equity Incentive Plan also contains a similar provision for all awards granted thereunder.

Certain Defined Terms

     Cause

Under the Monaghan, Hult and Kearney Agreements, “cause” generally means any of the following: (i) the executive’s willful misconduct, failure to follow a lawful directive of the Board, gross negligence or blatant violation of Company policy, (ii) the executive’s commission of fraud, misappropriation, dishonesty or embezzlement against the Company or an affiliate, (iii) in the case of Mr. Monaghan, his commission of a felony or a crime of moral turpitude, and in the case of Mr. Hult or Mr. Kearney, a conviction of, or entry of a plea of nolo contendere to, a felony or misdemeanor (other than traffic violations and similar offenses), or (iv) the executive’s commission of a material breach of the applicable employment agreement.

Under the Severance Agreements with Mr. Style and Mr. Villasana, “cause” generally means any of the following: (i) the executive’s gross negligence or serious misconduct (including criminal, fraudulent and dishonest conduct) that is or may be injurious to the Company, (ii) the executive’s conviction of, or entry of a plea of nolo contendere to, a felony or other crime that involves moral turpitude, (iii) the executive’s breach of the confidentiality, non-compete and non-solicit obligations contained in the Severance Agreement, (iv) the executive’s willful and continued failure to perform his duties on behalf of the Company, or (v) the executive’s material breach of certain Company policies.

     Good Reason

Under the Monaghan, Hult and Kearney Agreements, “good reason” is defined as the occurrence of any of the following without the executive’s consent, but only after notice of, and an opportunity to cure, such event: (i) the nature or scope of the executive’s duties or responsibilities are materially diminished, (ii) the Company changes the location of the executive’s employment to a place more than 50 miles from its present location, (iii) the Company’s material breach of the applicable employment agreement, or (iv) a change in the executive’s salary below the base amount specified in the applicable employment agreement.

Under the Style and Villasana Severance Agreements, “good reason” generally means the occurrence of any of the following, but only after notice of, and the opportunity to cure, such event: (i) the Company changes the location of the executive’s employment to a place more than 50 miles from its present location, (ii) a material diminution in the executive’s base compensation, or (iii) a material diminution in the executive’s authority, duties or responsibilities. In addition, if the executive terminates his employment with the Company for any of the foregoing reasons within two years following a change in control, the executive will be entitled to receive the Severance Payment.

Change in Control

A “change in control” generally means the occurrence of any of the following events:

•
any person becomes the beneficial owner of 35% or more of the Company’s securities entitled to vote in the election of directors, provided, in the case of the Company’s 2002 Equity Incentive Plan, the Monaghan Agreement and the Severance Agreements with Mr. Style and Mr. Villasana, that such an acquisition will not be considered a change in control if it is made by (x) the Company or any subsidiary, (y) an employee benefit plan sponsored or maintained by the Company or any subsidiary, or (z) a person that reports such acquisition on Schedule 13G under the Exchange Act, so long as such person does not later become required to report on Schedule 13D while beneficially owning 35% or more of the Company’s securities entitled to vote in the election of directors;

•
in the case of the Company’s 2002 Equity Incentive Plan, the Monaghan Agreement and the Severance Agreements with Mr. Style and Mr. Villasana, the Company’s completion of a merger, consolidation or other business combination transaction in which the Company’s securities outstanding immediately prior to such transaction represent less than 50% of the combined voting power of the Company or other surviving entity after such transaction, except where the transaction agreement provides that members of the Company’s Board serving at the time of the first public announcement of the transaction will constitute at least a majority of the directors of the resulting entity;

•
individuals who, as of the date specified in the applicable agreement or plan, constitute the Board cease to constitute at least a majority, in the case of the Company’s 2002 Equity Incentive Plan, the Monaghan Agreement and the Severance Agreements with Mr. Style and Mr. Villasana, or at least 2/3, in the case of the Kearney Agreement, of the Board, provided that any individual whose election or nomination for election by the Company’s stockholders was approved by at least 2/3 of the directors then comprising the incumbent Board will be considered to be incumbent members of the Board, but excluding any individual who first assumes office as a director of the Company as a result of an actual or threatened election contest; or

•	approval by the Company’s stockholders of the liquidation or dissolution of the Company.

Potential Payments Upon Separation from Service or Change in Control

The following tables detail the amounts that would have been payable to each of our named executive officers had (i) each such officer separated from service with the Company as of December 31, 2014 (with or without the occurrence of a change in control) or (ii) a change in control of the Company occurred on December 31, 2014, without a separation from service, in each case after taking into account the following assumptions as applicable:

•	no payment value was ascribed to any presently vested and exercisable equity incentive awards, as such awards would not be impacted by a separation from service or change in control;

•
all equity incentive awards that would accelerate in connection with a separation from service or change in control were accelerated and cash valued as of December 31, 2014 (based on $75.92, the closing price of our common stock on the NYSE on such date) by multiplying the number of such shares by the closing price per share of our common stock on the NYSE on December 31, 2014;

•
each of the named executive officers continued to be entitled to participate in the Company’s health and dental insurance plans (no such officer obtained other employment which provided at least equal benefits), and the cost thereof was cash valued at the cost to the Company;

•	all parties complied with any required release and notice provisions in the applicable agreement;

•	all amounts due to the named executive officers were paid immediately; and

•
each of the named executive officers continued to comply with any restrictive or other covenant applicable to him that may have otherwise resulted in the repayment or withholding of severance amounts due.

Qualifying Termination Assuming No Change in Control

Named Executive Officer	Base Salary Continuation (1)	Bonus (1)	Benefits Continuation	Performance Share/ Restricted Stock Acceleration	Total
Craig T. Monaghan	$950,000	$2,175,500	$4,608	$4,485,050	$7,615,158
David W. Hult	$700,000	$640,133	$—	$179,399	$1,519,532
Michael S. Kearney	$705,000	$1,210,838	$30	$3,147,567	$5,063,435
Keith R. Style	$400,000	$283,800	$5,307	$—	$689,107
George A. Villasana	$375,000	$193,500	$1,525	$—	$570,025

(1)
Based upon the actual or target amounts of salary and non-equity incentive plan compensation paid in 2014, which are described above in the Compensation Discussion and Analysis section of this proxy statement.

Qualifying Termination Assuming Change in Control

Named Executive Officer	Base Salary Continuation (1)	Bonus (1)	Benefits Contribution	Performance Share/ Restricted Stock Acceleration	Total
Craig T. Monaghan	$1,900,000	$3,125,500	$9,216	$7,481,764	$12,516,480
David W. Hult	$1,400,000	$1,165,133	$—	$538,273	$3,103,406
Michael S. Kearney	$1,410,000	$1,739,588	$60	$3,517,601	$6,667,249
Keith R. Style	$400,000	$283,800	$5,307	$1,341,582	$2,030,689
George A. Villasana	$375,000	$193,500	$1,525	$1,601,912	$2,171,937

(1)
Based upon the actual or target amounts of salary and non-equity incentive plan compensation paid in 2014, which are described above in the compensation Discussion and Analysis section of this proxy statement.

Separation from Service Upon Death or Disability

Named Executive Officer	Base Salary Continuation	Bonus	Benefits Continuation	Restricted Stock Acceleration (1)	Total
Craig T. Monaghan	$—	$—	$—	$3,713,930	$3,713,930
David W. Hult	$—	$—	$—	$538,273	$538,273
Michael S. Kearney	$—	$—	$—	$1,783,513	$1,783,513
Keith R. Style	$—	$—	$—	$466,225	$466,225
George A. Villasana	$—	$—	$—	$705,980	$705,980

(1)	Reflects the value of awards of restricted stock made under the Company's equity incentive plans that provide for the accelerated vesting thereof soley upon an executive's death or disability.

RELATED PERSON TRANSACTIONS

We have adopted a written policy relating to related person transactions, which sets out the criteria for review of transactions between the Company and our affiliates and members of their immediate families. This policy covers our directors and officers, and each stockholder that holds directly or indirectly, more than 5% of our common stock. In addition, we have adopted a written Delegation of Authority Policy, which establishes an executive approval process for many of the Company’s transactions in which certain related person transactions would be included. In reviewing and approving related person transactions under these policies and procedures, senior management and the Board considers, among other things:

•	the nature of the related person’s interest in the transaction;

•	whether the related person has a direct or indirect material interest in the transaction;

•	the material terms of the transaction, including the amount and type of transaction;

•	the significance of the transaction to the Company and to the related person;

•	whether the terms of the transaction are arms-length; and

•	whether the transaction would violate the “Conflicts of Interest” provisions of our Code of Business Conduct and Ethics for Directors, Officers and Employees.

Vehicle Purchases and Leases

We maintain an employee vehicle purchase program for our officers, directors and other employees, and their respective friends and family members pursuant to which they may purchase or lease vehicles from us at a discount to our advertised prices. This program is designed to incent additional vehicle sales while ensuring that we earn a measure of gross profit on all vehicles sold pursuant to the program. From time to time, including in 2014, certain of our directors and named executive officers, or their respective family members, purchased or leased vehicles from us under this program, which vehicles may be valued at over $120,000.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLANS

The securities outstanding under our equity compensation plans, the weighted average exercise price of outstanding options, and the number of securities remaining available for issuance under our equity compensation plans, as of December 31, 2014, were as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrant and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	500,165 (1)	$40.37	1,283,495

(1)
Represents 252,426 performance shares and 247,739 shares of restricted stock. The number of performance shares reported in this table assumes that we attain the target performance goals associated with each respective grant of performance shares.

We only have the ability to make grants of additional securities under our 2012 Equity Incentive Plan.

PROPOSAL NO. 2
ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, our stockholders have the right to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. The advisory stockholder vote is commonly referred to as the “say-on-pay” vote. At the 2014 annual meeting of stockholders, approximately 98.42% of the shares voted on this proposal were voted in support of the Company’s compensation program. We hold this vote annually, so our Board is again submitting a non-binding stockholder vote on our executive compensation.

As described in the “Compensation Discussion and Analysis” section of this proxy statement, our compensation program is designed to reward our executive officers for their individual and collective performance and for our collective performance in our earnings per share, total stockholder return, achieving target goals relating to our EBIDTA and other annual and long-term business objectives. Please read the “Compensation Discussion and Analysis” section of this proxy statement for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2014 compensation of our named executive officers as set out in the tables and accompanying narrative.

This proposal gives you as a stockholder the opportunity to express your views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking stockholders to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the ‘Compensation Discussion and Analysis,’ compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

Because your vote is advisory, it will not be binding on our Board and may not be construed as overruling any decision by the Board, nor will it create or imply any additional fiduciary duty of the Board. However, the Board will review the voting results and may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

Our Board and our Compensation and Human Resources Committee believe that our commitment to responsible compensation practices justifies a vote by stockholders for the resolution approving the compensation of our named executive officers as disclosed in this proxy statement.

The Board unanimously recommends you vote FOR the advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2014 with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2014. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by the Auditing Standard No. 16 , “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board, as amended, from time to time.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence from the Company and its management.

Based on the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Submitted by the Members of the Audit Committee:
Eugene S. Katz (Chair)
Joel Alsfine
Thomas C. DeLoach, Jr.
Juanita T. James
Thomas Reddin

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015. If the stockholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Representatives from Ernst & Young LLP are expected to be present at the Annual Meeting and, if present, will have the opportunity to make a statement if they desire to and to answer appropriate questions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table summarizes the aggregate fees billed to us by Ernst & Young LLP for fiscal years 2014 and 2013:

	2014	2013
Audit Fees	$1,960,000	$1,743,000
Tax Fees	3,000	—
Expenses	40,000	35,000
Total	$2,003,000	$1,778,000
Audit fees are composed of fees for professional services rendered by Ernst & Young LLP for the fiscal years ended December 31, 2014 and 2013, for the audits of our annual financial statements, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the fiscal years ended 2014 and 2013, respectively. Audit fees for 2014 included $640,000 of fees primarily related to various transactions, including the issuance of $400.0 million aggregate principal amount of our 6.0% Notes and related redemption of all of our outstanding $300.0 million aggregate principal amount of 8.375% Notes, and adoption of the 2013 framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Audit fees for 2013 included $500,000 of fees related to various transactions, including the add-on issuance of $100.0 million aggregate principal amount of our 8.375% Notes in June 2013, and our $75.0 million real estate credit agreement with Bank of America.

The audit fees also included fees associated with the audit of the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act. Included in the 2014 audit fees and expenses is $820,000 that had not been billed to us as of December 31, 2014. Included in the 2013 audit fees and expenses is $413,000 that had not been billed to us as of December 31, 2013.

The tax fees relate to professional services rendered for employment tax consultations and miscellaneous tax compliance matters.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our independent registered public accounting firm. Each year, the Audit Committee approves the proposed services, including the nature, type and scope of services to be performed by our independent registered public accounting firm during the fiscal year and the related fees. Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. The Audit Committee has delegated to the Audit Committee chair the ability to approve non-audit work of our independent registered public accounting firm.

Pursuant to the requirements of the Sarbanes-Oxley Act, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

The Board unanimously recommends you vote FOR the ratification of the selection of
Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

This proxy statement relates to the Company’s Annual Meeting of Stockholders for the calendar year 2015, which will take place on April 15, 2015. The Company currently expects that its 2016 annual meeting of stockholders will be held in April 2016. In order to be eligible for inclusion in the Company’s proxy materials for the 2016 annual meeting, any stockholder proposal must be submitted in writing to the Company’s Corporate Secretary and received at the Company’s executive offices at 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097 by the close of business on November 18, 2015, or such later date as the Company may determine and announce in connection with the actual scheduling of the 2016 annual meeting. To be considered for presentation at the 2016 annual meeting, although not included in the Company’s proxy statement, any stockholder proposal, including nominations of directors, must be received at the Company’s executive offices at the foregoing address not earlier than December 17, 2015, but on or before the close of business on January 16, 2016, or such later date as the Company may determine and announce in connection with the actual scheduling of the 2016 annual meeting and must comply with the notice procedures set forth in the Company's Bylaws. The procedure for nominating directors is described above under “Governance of the Company—Nomination of Directors.”

All stockholder proposals for inclusion in the Company’s proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether it is included in the Company’s proxy materials), including nominations of directors, the Company’s Restated Certificate of Incorporation, the Company’s Bylaws and Delaware law.

OTHER MATTERS

Management is not aware of any other matters to be brought before the Annual Meeting, but if other matters come before the meeting, the proxy holders intend to take such action as in their judgment is in the best interest of the Company and its stockholders.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC, the Company is permitted to use a method of delivery, often referred to as “householding.” Householding permits the Company to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. The Company did not household materials for the Annual Meeting. If the Company households materials for future meetings, then only one copy of the Company’s annual report and proxy statement will be sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders. In addition, the Company has been notified that certain intermediaries ( i.e., banks, brokers or other nominees) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. The Company will deliver promptly, upon oral or written request, a separate copy of the annual report and proxy statement to any stockholder at the same address. If you wish to receive a separate copy of the annual report and proxy statement, you may contact the Company’s Investor Relations Department (a) by mail at 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097, (b) by telephone at 770-418-8212, or (c) by e-mail at ir@asburyauto.com. You may also contact your bank, broker or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of the Company’s annual report and proxy statement may request delivery of a single copy by contacting the Company as indicated above, or by contacting their bank, broker or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy materials and other information with the SEC. You may read and copy any document that the Company files at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect the Company’s filings at the regional offices of the SEC or over the Internet at the SEC’s web site at www.sec.gov . Additional information can also be found on the Company’s web site at www.asburyauto.com . Information contained on any web site referenced in this proxy statement is not incorporated by reference in this proxy statement.

If you would like to receive a copy of any exhibits listed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, please call or submit a request in writing to Investor Relations, Asbury Automotive Group, Inc., 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097, and the exhibits will be provided to you upon the payment of a nominal fee (which fee will be limited to the expenses the Company incurs in providing you with the requested exhibits).

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IMPORTANT ANNUAL MEETING INFORMATION	4

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on April 15, 2015.

Vote by Internet

• Go to www.envisionreports.com/ABG
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card	1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	Proposals — The Board of Directors recommends a vote FOR each of the director nominees listed under Proposal 1 and FOR Proposals 2, 3, 4 and 5.

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1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Dennis E. Clements	☐	☐	02 - Eugene S. Katz	☐	☐	03 - Scott Thompson	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Advisory approval of the compensation of Asbury’s named executive officers.	☐	☐	☐	3.	Ratification of the appointment of Ernst & Young LLP as Asbury’s independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign card exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ASBURY AUTOMOTIVE GROUP, INC.

2905 Premiere Parkway NW, Suite 300 Duluth, Georgia 30097

ANNUAL MEETING OF STOCKHOLDERS, April 15, 2015, AT 10:30 A.M.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints Keith R. Style and George A. Villasana, and each or either of them, with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Asbury Automotive Group, Inc. (“Asbury”), as marked on the reverse side, which the undersigned is entitled to vote only at the Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Wednesday, April 15, 2015, at 10:30 a.m., local time, at Nalley Lexus-Galleria, 2750 Cobb Parkway, Smyrna, GA, 30080 and at any and all adjournments thereof as marked on the reverse side.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR each of the director nominees and FOR the other proposals listed.
If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. As of March 17, 2015, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned hereby acknowledges receipt from Asbury prior to execution of this proxy of a Notice of Annual Meeting of Stockholders and Proxy Statement dated March 17, 2015, and the 2014 Annual Report on Form 10-K.

PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
(Continued and to be voted on the reverse side.)